Exhibit 10.1

FIRST AMENDED AND RESTATED

PROGRAM AGREEMENT

BY

AND

BETWEEN

COASTAL COMMUNITY BANK

AND

prosper marketplace, inc.

DATED August 16, 2023

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type that the Company treats as private or confidential.

Exhibits and Schedules to this exhibit have been omitted pursuant to

Item 601(a)(5) of Regulation S-K.

SCHEDULES

2.1(d)	Policies, Procedures and Other Requirements
4.7	Material Service Providers
4.16(b)	Designated Program Team Members
4.16(c)	Coastal Designated Program Team Members
5.1	Coastal Marks
5.2	Prosper Marks
6.2	Program Revenues and Fees
7.3	Credit Card Receivables

EXHIBITS

A	Prosper Program Features
B	Responsibilities of Parties
C	Guidelines for Management and Oversight of Regulatory Compliance Service

FIRST AMENDED AND RESTATED
PROGRAM AGREEMENT

THIS FIRST AMENDED AND RESTATED PROGRAM AGREEMENT (including all schedules, appendices, exhibits, addenda and amendments, this “Agreement”) is entered into this August 16, 2023 (the “Effective Date”) by and between Coastal Community Bank, a Washington State chartered bank (“Coastal”), and Prospect Marketplace, Inc., a Delaware company (“Prosper”). Each of Coastal and Prosper shall also be referenced as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Coastal and Prosper are parties to that certain Program Agreement, dated as of June 17, 2021 (as amended supplemented or otherwise modified through the date hereof excluding this Agreement, the “Prior Agreement”);

WHEREAS, Prosper desires to offer branded credit cards to Customers through program relationships with financial institutions located in the United States;

WHEREAS, Coastal, a federally insured depository institution, offers a variety of banking services to the public directly and through private label banking program relationships;

WHEREAS, in support of the Program (as defined below), Coastal is willing to serve as the issuing bank for credit cards to be issued to Customers, and provide certain other banking services, all of which will be marketed by Prosper under the “Prosper” brand as part of Prosper’s offering to prospective Customers;

WHEREAS, the Parties, desire to document the Program contemplated under this Agreement as well as their respective obligations and responsibilities in relation thereto; and

WHEREAS, the Parties hereto now desire to amend and restate the Prior Agreement in its entirety to read as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1
Definitions

As used in this Agreement, the following terms have the definitions indicated.

“Account Statement” means a summary of Customer Account transactions for an account cycle, which shall be generated by Prosper or by a Service Provider on behalf of Prosper, including changes in the amount of credits, interest accrued, fees assessed, charged or paid and any other information required by Applicable Law.

“ACH” means the Automated Clearing House.

1

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Annualized Net Principal Charge-off Rate” means, as of the date of determination, (a) (i) [***], divided by (b) [***], multiplied by (c) twelve.

“Agreement” has the meaning given in the preamble.

“Applicable Law” means, as applicable to the Parties in connection with this Agreement, any law (including common law), ordinance, statute, treaty, rule, Order, regulation, official directive, consent, approval, opinion, interpretation, regulatory guidance, authorization or other determination or finding of any Governmental Body, applicable to or binding upon such Party or to which such Party is subject, whether federal, state, county, local, foreign or otherwise, as may be amended and in effect from time to time, including, but not limited to, the Gramm Leach Bliley Act of 1999 (the “GLB Act”) and the applicable regulations promulgated thereunder by the federal regulators of financial institutions (the “GLB Regulations”), the Bank Secrecy Act, the USA PATRIOT Act, federal consumer protection laws, and state data security and privacy laws.

“Application” means any part of a mobile application on which the Program is offered to the public to the extent that it contains (A) any information directed towards Customers or applicants for a Card, (B) any information about Customers or applicants of a Card, or (C) the application process or information concerning or describing the application process for a Card.

“Application Services” means developing, making available, and operating the Website and the Application and providing support and other ancillary services to Customers in connection with their use of the Website and the Application.

“Available for Sale Investments” means, as of the date of determination, (a) marketable securities (1) issued directly and unconditionally guaranteed as to interest and principal by the United States Government, or (2) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrument thereof, in each case maturing within one year after such date and having, at the time of the acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and (d) shares of any money market fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (2) has assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s.

“BSA/AML Requirements” means the Bank Secrecy Act (BSA), 31 USC 5311 et seq. and implementing regulations.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Washington are authorized or obligated by law or executive order to close.

2

“Cards” has the meaning given in Section 3.1.

“Card Agreement” means, any agreement between Coastal and a Customer governing the terms and use of a Customer Account or a Card and all related disclosures as may be required by Applicable Law or deemed necessary by Coastal.

“Cash” means money, currency or a credit balance in any demand, transaction or deposit account, but not including a demand or deposit account that is pledged as collateral or otherwise restricted.

“Cash Equivalents” means, as of the date of determination, highly liquid marketable securities with original maturities of three months or less at the time of purchase and consist primarily of money market funds, commercial paper, US treasury securities and US agency securities.

“Coastal” has the meaning given in the preamble.

“Coastal Allocations” means Customer Accounts (or, as applicable, that certain percentage of Credit Card principal balances) designated as such pursuant to Section 7.1. Prosper Allocations shall not include any Coastal Allocations, and Coastal Allocations shall not include any Prosper Allocation.

“Coastal Content” has the meaning given in Section 5.1.

“Coastal Designated Program Team Member” has the meaning given in Section 4.16(c).

“Coastal Funds” means Principal Funds and Interest Funds arising from Coastal Allocations.

“Coastal Marks” has the meaning given in Section 5.1.

“Coastal Services” means the banking services provided by Coastal to Prosper and to Customers with respect to the Program under this Agreement. Coastal Services shall include, but are not limited to, serving as the issuing bank with respect to the Cards and facilitating transfers and withdrawals from Customer Accounts via direct ACH.

“Confidential Information” means all non-public information of any kind concerning a Party (or an Affiliate of a Party) that is furnished by such Party or on its behalf in connection with this Agreement, as well as the terms and conditions of this Agreement.

“Control” means, with respect to a Person, the power to direct, or cause the direction of, the management and policies of the Person, whether through ownership of voting securities, by contract or otherwise; provided, that the power to direct the voting of securities representing 51% or more of an entity’s voting power shall always be deemed to constitute “Control.”

“Credit Card” has the meaning given in Section 3.1.

3

“Credit Losses” means the outstanding principal balances of applicable Customer Accounts related to Credit Cards that have been charged off in accordance with the Charge-Off Policy.

“Customer” means any Person who opens or holds a Customer Account and any person authorized to use or liable for any payment on a Card.

“Customer Account” means an account for a Customer that (i) involves an extension of credit by Coastal to such Customer in connection with a credit card and (ii) is held at Coastal pursuant to the Program.

“Customer Account Data” means any and all information related to a Customer Account that is obtained from a Customer, obtained, generated or created in connection with establishing a Customer Account, or obtained, generated, or created as a result of processing, transaction, servicing and maintenance activities conducted in connection with a Customer Account, including: (i) Customer Information; (ii) transaction data; (iii) any and all documentation relating to a Customer Account, including checks, notices, correspondence, instruments, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions; (iv) Card numbers and other “cardholder data” subject to the PCI DSS relating to Cards; (v) customer service and collections data; and (vi) telephone logs and records.

“Customer Information” means “nonpublic personal information” (as such term is defined in the GLB Act and GLB Regulations) regarding Customer Accounts, “personal information,” “personally identifiable information,” “non-public personal information,” “personal data,” “personal information” and/or any other similar terms defined by applicable state data security or privacy laws, as related to a Customer or applicant for a Card.

“Dispute” has the meaning given in Section 12.5.

“Effective Date” has the meaning given in the preamble.

“Event of Default” has the meaning given in Section 11.5.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fed Funds Rate” means, for any day, the rate per annum equal to the federal funds target range/rate upper limit as published by the Federal Reserve Bank on the business day next succeeding such day (https://fred.stlouisfed.org/series/DFEDTARU); provided, that, if such day is not a business day, the Fed Funds Rate shall be the upper limit of the target range/rate on such transactions on the last business day as so published. For example, the upper limit of the federal funds target rate/range on September 10, 2020, was 0.25, which makes the defined term Fed Funds Rate herein 0.25 on September 10, 2020.  The Fed Funds Rate will be rounded upward, if necessary, to the nearest 1/100th of 1%.

“Finance Charge Funds” means fees and charges assessed to Cardholders in respect of a Customer Account, [***].

“Force Majeure Event” has the meaning given in Section 12.15.

4

“Fraud Losses” means all verifiable third-party fraudulent activity related to a Credit Card under the Program, which losses shall be written off or otherwise accounted for within ninety (90) days of a determination that verifiable third-party fraudulent activity has occurred.

“GAAP” means, as of a particular time, generally accepted accounting principles as in effect in the United States as of such time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any self-regulatory organization, agency, instrumentality or authority, or any court or arbitrator (public or private) with jurisdiction over a Party.

“IDTP” has the meaning given in Section 4.4(c).

“IDV” means identity verification.

“Incident Costs” shall mean reasonable and documented external costs of one Party and its Affiliates associated with addressing and responding to an Information Security Incident arising from the systems or personnel of the other Party, including, without limitation: (i) preparation and mailing or other transmission of such notices and other communications to customers, suppliers, employees, contractors or other contractual partners of the first Party or others as such Party deems reasonably appropriate; (ii) if determined necessary by the first Party, establishment of a call center, website or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (iii) legal and accounting fees and expenses reasonably incurred and associated with the first Party’s investigation of and response to such event; (iv) costs for commercially reasonable credit monitoring, watch list and similar services that are necessary or reasonably advisable under the circumstances; (v) third-party fees and expenses associated with a forensic investigation or analysis of the Information Security Incident; (vi) the cost of reissuing Cards; (vii) reimbursing Customers for unauthorized payments; (viii) fines and charges imposed by a Governmental Body or Network; and (ix) third party expenses incurred in connection with investigation of the Information Security Incident by a Governmental Body or Network. For the avoidance of doubt, “Incident Costs” do not include any expense associated with a service or benefit that a Party provides to its customers generally and not as a result of an Information Security Incident.

“Indemnified Party” has the meaning given in Section 12.1(c).

“Indemnifying Party” has the meaning given in Section 12.1(c).

“Independent Bank Customer” means any Person who has a bank product with Coastal that is not provided pursuant to the Program.

“Information Security Incident” means any actual or reasonably suspected unauthorized disclosure of, or acquisition of, Customer Information, including: (i) a Party finding malware, viruses, logic bombs, trojan horses, etc. in its systems that store Customer Information; (ii) the unauthorized disclosure of Customer Information by a Party’s personnel; (iii) Customer Information being disclosed to a third party in violation of Applicable Law; and (iv) any breach of confidentiality relating to Customer Information which would constitute a violation of Applicable Law.

5

“Information Security Safeguards” has the meaning given in Section 4.13(a).

“Insolvency Event” means (a) [***], (b) [***], or (c) [***].

“Interchange Fee” means the fee paid to an issuer of a card by an acquiring financial institution for each card transaction.

“Interest Funds” means interest assessed to Customers in respect of a Customer Account.

“KYC” means customer identification and due diligence, commonly referred to as “know your customer.”

“Launch Date” means the date on which Cards first become available to the general public, which, for the avoidance of doubt, excludes any period during which potential Customers may apply for or join a wait list to enroll in the Program when Cards are not yet available or any trial period where Cards are made available to a limited number of Customers.

“Losses” means liabilities, costs, expenses (including reasonable and documented attorneys’ fees and expenses and costs of defense), judgments, fines, penalties, claims, damages, amounts paid in settlement, and other economic losses.

“Marketing Material” means any advertisements, brochures, applications, promotional materials, telemarketing scripts and any other written materials relating to marketing or advertising of the Program, including all marketing and advertising in paper or electronic or other formats, electronic web pages, electronic web links and any other type of promotional materials related to the Program, and any such materials sent to, or the scripts or templates used in connection with oral communications with, a Customer or potential Customer.

“Material Service Provider” has the meaning given in Section 4.7.

“Net Liquidity” means, as of the date of determination, the sum of Cash, Cash Equivalents and Available for Sale Investments of Prosper and its subsidiaries on a consolidated basis.

“Network” means MasterCard, VISA, Cirrus, Plus, National Automated Clearing House Association (“NACHA”) or any other card or other network system of transmitting funds and settlement thereof, of which Coastal is a member.

“Network Rules” means, with respect to a Network, the rules and obligations governing the use of the Network, as may be amended or restated from time to time.

“Operating Account” has the meaning given in Section 7.2.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

6

“Party” has the meaning given in the preamble.

“PCI DSS” means the Payment Card Industry Data Security Standard.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, non-profit, unincorporated organization, other organization or Governmental Body.

“Principal Funds” means, with respect to any Customer Account, any right to payments, from or on behalf of, any Customer in respect of repayment of the related extension of credit on the Customer Account disbursed under such Customer Account, but excluding any Interest Funds and Finance Charge Funds in respect of a Customer Account.

“Prior Effective Date” means the date of the Prior Agreement, June 17, 2021.

“Privacy Notices” means all privacy policy disclosure statements required by Applicable Law, including the GLB Act and Fair Credit Reporting Act (“FCRA”), or otherwise provided to Customers in writing in connection with the use of any Customer Information or Customer Account Data by Coastal or Prosper, any of Coastal’s or Prosper’s Affiliates or any third party engaged by Prosper or Coastal.

“Program” means the program contemplated by this Agreement pursuant to which Prosper may offer to Customers and potential Customers the opportunity to establish Customer Accounts that are held by Coastal and for which Prosper provides services in accordance with this Agreement. The term “Program” does not include similar program relationships that may be established between Prosper and financial institutions other than Coastal.

“Program Revenue” has the meaning given in Schedule 6.2.

“Program Team” has the meaning given in Section 4.16(a).

“Prosper” has the meaning given in the preamble.

“Prosper Allocations” means Customer Accounts (or, as applicable, that certain percentage of the principal Credit Card balances) designated as such pursuant to Section 7.1. Prosper Allocations shall not include any Coastal Allocations, and Coastal Allocations shall not include any Prosper Allocations.

“Prosper Change in Control” means with respect to Prosper (a) the sale of all or substantially all of the assets of Prosper, (b) any merger, consolidation or acquisition of Prosper with, by or into another corporation, entity or person, or (c) any change in the ownership of more than fifty percent (50%) of the voting capital stock of Prosper in one or more related transactions, except that any change in the ownership of the stock of Prosper as a result of a private financing of Prosper that is approved by Prosper’s board of directors will not be considered a Change in Control.

“Prosper Content” has the meaning given in Section 5.2.

7

“Prosper Designated Program Team Member” has the meaning given in Section 4.16(b).

“Prosper Marks” has the meaning given in Section 5.2.

“Prosper Materials” has the meaning given in Section 9.3.

“Prosper Purchased Receivables” means each Receivable purchased by Prosper under the Receivables Sale Agreement.

“Receivable” means, with respect to any Customer Account, any right to payments from or on behalf of any Customer in respect of repayment of the related extension of credit on the Customer Account disbursed under such Customer Account, which includes, as applicable, any existing, as well as the right to payment or receipt of any future, finance charges, late fees, returned checks and any and all other fees and charges and other obligations of such Customer with respect to the repayment of such Customer Account advances.

“Receivables Sale Agreement” has the meaning given in Section 7.3.

“Retained Principal Receivables” means Receivables corresponding to Principal Funds arising from Prosper Allocations, excluding any Principal Funds arising from Prosper Purchased Receivables.

“Risk Management Considerations” means considerations as identified by the written enterprise risk management policies and procedures of Coastal relating to (i) credit risk, (ii) safety and soundness, (iii) reputational risk, (iv) litigation risk, and (v) regulatory risk, as such policies and procedures may be amended and supplemented during the Term in Coastal’s reasonable discretion.

“Service Provider” has the meaning given in Section 4.7.

“Servicing Trigger Event” means the occurrence and continuance of any one of the following events:

(a)           any failure by Prosper to remit to Coastal, as and when required pursuant to this Agreement, any payments to be remitted by Prosper to Coastal in Prosper’s capacity as the servicer of the Loans originated pursuant to the Program (including, but not limited to, payments for Credit Losses and Fraud Losses), except to the extent such payments are disputed in good faith by Prosper (in which case, such dispute will be resolved in accordance with Section 4.17), and such failure of an undisputed payment shall continue unremedied for [***] after the receipt of written notice from Coastal of such failure by Prosper; provided, that, [***];

(b)           any failure by Prosper to observe or perform any covenant, obligation, or agreement of Prosper set forth in Section 4.2 of this Agreement, with respect to the servicing by Prosper of the Credit Cards issued pursuant to the Program, which failure shall remain unremedied for [***] after the receipt of written notice from Coastal of such failure by Prosper; and

(c)           an Insolvency Event with respect to Prosper.

8

“Straight Charge-Off Losses” shall mean, with respect to Coastal Allocations, any losses equal to the principal balance amount with respect to any corresponding Customer Account in which the balance is charged off on or after [***] from such Customer Account’s first payment due date without to a single payment being made; provided, however, such losses shall not exceed the principal balance charged off.

“Successor Bank” has the meaning given in Section 11.4(b).

“Supervisory Objection” means (i) a material objection or criticism, orally or in writing, raised by a Governmental Body having supervisory or regulatory authority over a Party that expresses the Governmental Body’s conclusion that one or more provisions of this Agreement violates Applicable Law or represents an unsafe or unsound practice, (ii) any cease-and-desist or other similar formal written order of a Governmental Body, or (iii) a written directive by a Governmental Body to cease or limit performance of material obligations under this Agreement.

“Term” has the meaning given in Section 11.1.

“Termination Fee” has the meaning given in Section 11.3(c).

“Testing Period” has the meaning given in Section 7.4(b).

“TILA” means the Truth in Lending Act (15 U.S.C. §§ 1601, et seq.) and Regulation Z thereunder (12 C.F.R. Part 1026), as each may be amended from time to time.

“Transition Period” has the meaning set forth in Section 11.4(a).

“Website” means any part of the website located at www.prosper.com and/or any other website on which the Program is offered to public to the extent that it contains (A) any information directed towards Customers or applicants for a Card, (B) any information about Customers or applicants of a Card, or (C) the application process or information concerning or describing the application process for a Card.

“Zero Balance Account” means an account that allows daily transaction activity and at the end of the day sweeps the resulting balance to another account so that the account balance is zero at the end of the day.

Article 2
The Program

Section 2.1.   Establishment of Program.

(a)            This Agreement sets forth the general terms and conditions applicable to the Program in effect during the Term. The terms and conditions of the Program are set forth in Exhibit A attached hereto. The Parties shall implement the Program by enrolling Customers beginning on the Launch Date (or, on a limited basis, during any trial period). Prosper may add services or features in the future, subject to the prior written approval of Coastal (not to be unreasonably withheld, conditioned or delayed) for any material new services or features. The Parties agree to work together in good faith to implement any additional services and features approved by Coastal. Subject to the terms of this Agreement, including Section 4.5(b), each additional service or feature added to the Program that requires support from Coastal or causes Coastal to incur costs will be incorporated into this Agreement through an amendment to Exhibit A or through mutual agreement, which shall be signed by both Parties.

9

(b)           The Parties shall have the respective roles, duties and responsibilities with regard to the Program identified on Exhibit B attached hereto. Coastal shall at all times be the true lender for all financial products sold to consumers pursuant to the Program. Coastal shall provide oversight in connection with the Program as required by Applicable Law. Coastal shall be responsible for ensuring its oversight complies with Applicable Law and shall be responsible for any fines, fees or penalties from any Governmental Body associated with Coastal’s exercising of (or failure to exercise) oversight of Prosper and/or the Program as required by Applicable Law. Coastal may trigger any action set forth under Exhibit C, subject to the terms of Exhibit C.

(c)            Notwithstanding anything to the contrary in this Agreement, if Coastal, in its reasonable and good faith discretion, determines that an amendment to Exhibit B is necessary to comply with Applicable Law or comport with the Risk Management Considerations, Coastal shall notify Prosper of its desire to amend Exhibit B and such notice must include a detailed description setting forth the analysis and basis for Coastal’s belief that such amendment is necessary to comply with Applicable Law or comport with the Risk Management Considerations. Pursuant to such discussion, Prosper will, within an amount of time reasonably necessary to comply with Applicable Law or comport with Risk Management Considerations: (i) cooperate with Coastal to agree upon the terms for, and execute, an amendment to Exhibit B; or (ii) if Prosper disagrees with Coastal’s determination and the Parties cannot reach an alternative agreement within a reasonable timeframe, terminate this Agreement in accordance with Section 11.2. Notwithstanding anything to the contrary, Coastal shall not propose, nor shall Prosper be obligated to agree to, any amendment that would require any changes to the obligations of Prosper that are commercially unreasonable, unfeasible or would material adversely impact the economics or financial benefits of Prosper under this Agreement.

(d)           If (a) either Party has been advised by legal counsel of a change in Applicable Law or Network Rules or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Governmental Body that, in the view of such legal counsel, would have a materially adverse effect on the Program, the rights or obligations of such Party under this Agreement or the financial condition of such Party; (b) either Party receives a lawful written request of any Governmental Body that prohibits or restricts such Party from carrying out its obligations under this Agreement or a Supervisory Objection; (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would materially violate Applicable Law or Network Rules; (d) any Governmental Body determines and notifies either Party that the arrangement between the Parties contemplated by this Agreement constitutes an unsafe or unsound banking practice or is in material violation of Applicable Law or Network Rules; or (e) a Governmental Body has commenced an investigation or action against a Party which the other Party, in its reasonable judgment, determines will likely materially adversely impact such Party’s ability to perform its obligations under this Agreement, then, in each case, a Party may notify the other Party and the Parties shall meet within five (5) Business Days of receipt of notice. The Parties shall consider in good faith any modifications, changes or additions to the Program or this Agreement that may be necessary to eliminate such result. Notwithstanding any other provision of this Agreement, if the Parties are unable to reach agreement regarding modifications, changes or additions to the Program or this Agreement within twenty (20) Business Days after the Parties initially meet, either Party may terminate the impacted Program or this Agreement upon thirty (30) days prior written notice to the other Party and without payment of a Termination Fee or other penalty. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, if (i) any event described in clauses (b) or (d) above occurs; and (ii) such Party reasonably determines that continued performance hereunder is likely to result in a material fine, penalty or other sanction being imposed by the applicable Governmental Body, or in material civil liability, unless with regards to civil liability, the other Party agrees to indemnify the Party.

10

(e)            Reserved.

(f)            Except as otherwise provided herein, Coastal shall review any approvals requested by Prosper under this Agreement and notify Prosper of its decision with respect to such approval [***].

Section 2.2.   Customer Solicitation and Distribution.

(a)            Prosper shall market the Program in such manner and through such methods as Prosper shall determine, subject to the terms and conditions of this Agreement and in accordance with, and subject to, all Applicable Law and Network Rules. Prosper will submit all proposed Marketing Materials (and ongoing material changes to same) to Coastal for review and written approval prior to the release or use of such Marketing Materials in the marketplace for the purpose of allowing Coastal to review such Marketing Materials for compliance with Applicable Law and Network Rules; provided, that Coastal hereby agrees that all Marketing Materials existing as of the date of this Agreement are approved for use by Prosper if such Marketing Materials are in compliance with Applicable Law and Network Rules when the Program is implemented. Coastal shall review any Marketing Materials not hereby approved and notify Prosper of its decision with respect to such Marketing Materials (which may be provided via email) [***]. It is understood that Coastal shall have the right to withdraw approval of any previously approved Marketing Materials if Coastal deems such change necessary to comply with Applicable Law or Network Rules or upon written or oral direction of any Governmental Body with supervisory authority over Coastal or the Marketing Materials, provided, that Coastal shall use good faith efforts to provide reasonably prompt notice of any revocation following its approvals. Prosper agrees that it will make any changes to the Marketing Materials on a prospective basis and within a commercially reasonable timeframe.

(b)           Unless otherwise agreed, Prosper shall be responsible for its own costs and expenses associated with the development of all Marketing Materials. Prosper shall propose the pricing, fees and expenses to be charged to Customers in connection with the Program (subject to Applicable Law and Network Rules) for Coastal’s prior approval (which may be provided via email), which shall not be unreasonably withheld, conditioned or delayed.

Section 2.3.   Customer Approval. Prosper shall review and approve each potential Customer for participation in the Program solely in accordance with policies and procedures approved in writing by the Parties. Coastal shall maintain the right to cancel any such approval only to the extent such approval violates such policies or procedures or Applicable Law or Network Rules (for example, in the cases of fraud or illegal activity).

Section 2.4.   Reserved.

Section 2.5.   Settlement Accounts. Coastal may establish and maintain one or more settlement accounts, as needed, for Card transactions. Each transaction settlement account shall be a Zero Balance Account.

Section 2.6.   Ownership of Data and Program Materials.

(a)                 Ownership of Data. [***] all Customer Account Data and shall have all rights, powers and privileges with respect thereto, except as set forth herein.

(i)             Coastal hereby agrees that it will [***] and at all times in accordance with Applicable Law and its Privacy Notices. For the avoidance of doubt, Coastal shall [***]; provided that [***].

(ii)            Prosper may use Customer Account Data only as permitted by Applicable Law and Privacy Notices. Prosper shall ensure its use and sharing of Customer Account Data is described in Privacy Notices or Account Terms and Conditions made available to each applicable Customer.

(iii)           All customer data or information obtained by Prosper independent of the Program or for or in connection with goods or services provided by Prosper or any third party (other than Coastal) (the “Prosper Data”) shall be exclusively owned by Prosper. For the avoidance of doubt, Prosper Data may overlap or be duplicative of Customer Account Data, and such data will not be treated as Customer Account Data for purposes of this Agreement, provided that, Prosper shall ensure its use and sharing of Prosper Data, to the extent it overlaps or is duplicative of Customer Account Data, complies with Applicable Law and privacy notices applicable to such Prosper Data.

11

(b)                 Program Materials. All documentation, materials, intellectual property and Cards relating to the Program (“Program Materials”), and all materials, documentation or intellectual property developed or provided by Prosper (including any materials, documentation or intellectual property (or portions thereof) developed by Prosper to support the Program) shall be owned by Prosper; provided, however, Coastal shall own all Program Materials (or portions thereof) developed or provided by Coastal only to the extent such Program Materials (or portions thereof) are not developed solely and specifically for the Program or to support the Program. As an example, if Coastal has developed a template document that is not specific to the Program and modifies such template document to specifically accommodate the Program, Coastal will own the underlying template and Prosper will own the modified version that is specific for the Program. As a further example, if Prosper provides Coastal feedback or suggestions for Coastal-developed template documents related to industry best practices or compliance with Applicable Law or Network Rules, Coastal shall retain ownership of such amended template documents. Coastal shall own all documentation (or portions thereof) developed or provided by Coastal, to the extent such documentation is (or portions thereof are) not developed solely or specifically for the Program or to support the Program.

Section 2.7.   Restrictions. Prosper shall ensure that it has processes in place to restrict the Program to serve only retail customers, and Prosper shall strictly prohibit any Customer from offering or providing any services as a business to any third parties through its Customer Account. Notwithstanding any other term or condition herein to the contrary, Prosper shall be prohibited from using any Coastal accounts, as a wholesaler of services other than in connection with the Program.

Article 3
Issuance of Cards

Section 3.1.   Card Solicitation and Participation. Prosper may offer credit cards (“Credit Cards,” or “Cards”) pursuant to the Program. Coastal shall serve as the issuing bank for Cards pursuant to the Program in accordance with the terms of this Agreement.

Section 3.2.   Credit Cards. Prosper shall be responsible for evaluating whether applicants for a card meet Coastal’s credit policy for the approval and extension of credit through Cards. In consultation with Coastal, Prosper shall develop proposals for an initial credit policy for the Program and, from time to time, changes to such credit policy for Coastal to consider in good faith, consistent with Applicable Law, Network Rules and safe and sound lending practices. Upon Coastal’s approval of the credit policy and any changes requested from time to time (which may be provided via email), that credit policy shall be the credit policy of Coastal with respect to the Program. Credit Cards may only be offered under the Program based on the credit policy and any changes thereto that Coastal has approved, which approvals shall not be unreasonably withheld, conditioned or delayed. Coastal may revoke any such approval upon written notice to Prosper, for any reason; provided, that Coastal shall use good faith efforts to provide reasonably prompt notice of any revocation following its approvals; provided, further, that Coastal’s intention is to limit such revocations to address its determination that the credit policy is not in compliance with Applicable Law, Network Rules and safe and sound lending practices. Prosper agrees that it will implement the credit policy in accordance with any such revocation within a commercially reasonable timeframe to make the corresponding operational change and on a prospective basis. Notwithstanding anything to the contrary, Coastal agrees and acknowledges that (i) Prosper shall not be obligated to implement the Program in the event Coastal’s then-current credit policy is not satisfactory to Prosper; (ii) any such credit policy and the contents therein shall be deemed to be the Confidential Information of Prosper; (iii) Prosper owns all intellectual property and proprietary rights to any such credit policy and the contents therein; and (iv) Coastal may only use the credit policy in connection with the Program. Coastal shall exercise oversight over any credit models (other than third-party models such as FICO) used in the Program, including governance of the credit models under the applicable model risk management requirements of Governmental Bodies with supervisory authority over Coastal.

12

Section 3.3.   Card Agreements and Disclosures.

(a)            Coastal shall develop, with input from Prosper, a form of Card Agreement. If, at any time during the Term of this Agreement (and the Transition Period), Coastal, in its reasonable discretion, determines that changes to the terms of the form of the Card Agreements are necessary to comply with Applicable Law or Network Rules, Coastal shall deliver written notice to Prosper indicating the changes that Coastal believes are necessary to comply with Applicable Law or Network Rules, with the amended version of such Card Agreement attached thereto, and the reason(s) why such amendment was required. In any such case, Prosper shall (i) cease delivery and use of the existing Card Agreement and shall commence use of the amended version of the Card Agreement delivered by Coastal pursuant to this Section 3.3, as soon as practicable, and in any event within thirty (30) days of receipt of written notice from Coastal or a shorter period as required to comply with Applicable Law or Network Rules; and (ii) notify all Customers under the existing Card Agreement that such agreement has been updated. In the event Prosper desires to amend or revise the Card Agreement, the Parties shall immediately discuss in good faith any revisions to the Card Agreements desired by Prosper, and Coastal shall complete its review and approval process within [***].

(b)           Coastal shall develop, with input from Prosper, Customer Account-related disclosures as may be required by and consistent with Applicable Law and Network Rules. If, at any time during the Term of this Agreement (and Transition Period), Coastal, in its reasonable discretion, determines that changes to Customer Account-related disclosures are necessary (to comply with Applicable Law or Network Rules), Coastal shall deliver written notice to Prosper indicating the changes that Coastal considers appropriate, with the amended version of the disclosures attached thereto, and the reason(s) why such amendment is required. Prosper shall (i) cease delivery and use of the pre-existing disclosures and shall commence use of the amended version of the disclosures delivered by Coastal pursuant to this Section 3.3(b), as soon as practicable, and in any event within thirty (30) days of receipt of written notice from Coastal or a shorter period as required to comply with Applicable Law or Network Rules; and (ii) notify all Customers who received the pre-existing disclosures that such disclosures have been updated, to the extent such Customers are affected by such updates or such notification is required by Applicable Law. In the event Prosper desires to amend, add to or revise disclosures, the Parties shall discuss in good faith any additional revisions to the Card-related disclosures desired by Prosper, and Coastal shall complete its review and approval process within [***].

13

Section 3.4.   Card Processor. Prosper Card transactions shall be authorized by a processor selected by Prosper; provided Coastal shall enter into any agreement or documentation required by Prosper or its processor in connection with processing services or activities. Prosper’s selection of the processor shall be subject to Coastal’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 3.5.   Distribution of Cards, Card Agreements and Card-Related Disclosures. Prosper, or its chosen vendor at Prosper’s expense, shall manufacture, print and distribute all Cards and, if applicable, Card Agreements, including any new or replacement Cards issued in order to comply with Applicable Law or Network Rules. Prosper shall cause all Cards and Card Agreements to identify Coastal as the issuing bank and to include such other names and Coastal Marks as may be required to comply with Applicable Law and Network Rules. Designs of all Cards, including any mobile or digital wallets (e.g., Apple Pay, Google Pay, Samsung Pay, etc.), and designs of all Card Agreements, shall be subject to Coastal’s prior written approval, for which approval shall not be unreasonably withheld, conditioned or delayed. Prosper shall ensure that all Cards are handled, shipped and distributed in accordance with Applicable Law and Network Rules.

Section 3.6.   Cancellation of Cards. Coastal desires that certain Cards be subject to cancellation at any time to the extent such cancellation is permitted by this Agreement, the Card Agreement or, on a case-by-case basis, upon a reasonable belief that a Customer is using the Card for fraudulent or illegal purposes. Coastal may effect cancellations or Prosper may effect cancellations on Coastal’s behalf in accordance with this Section  3.6. Upon receipt of a notice from either Party of cancellation of any Cards or upon termination of this Agreement for any reason, Prosper shall, at its sole expense and in compliance with the Network Rules, promptly deactivate such cancelled Cards in Prosper’s possession or under Prosper’s control or in the possession or control of a chosen vendor and, upon Coastal’s request, provide written certification to Coastal of deactivation of any cancelled Cards; provided, however, Prosper will be under no obligation to deactivate Cards to be transitioned to a Successor Bank, and any Cards not being transferred to a Successor Bank shall be deactivated on or prior to the expiration of the Transition Period. For the avoidance of doubt, any obligation that Prosper destroy any cancelled Cards does not extend to Cards that are not within Prosper’s possession or under Prosper’s control or in the possession or control of a chosen vendor, such as Cards that remain under the control of Customers.

Section 3.7.   Primary Memberships in Network. The Parties shall mutually agree with regard to the selection of Networks to be used for the Cards. Coastal shall maintain the required licenses with such Networks for the Term (and the Transition Period) and shall timely pay all fees, membership fees, dues and assessments associated therewith.

Section 3.8.   Settlement of Card Transactions. Prosper shall coordinate with the processor for the Cards to provide for settlement of Card transactions on a daily basis; provided that Prosper shall not be liable for a delay in such settlements to the extent such a delay is not reasonably within Prosper’s control.

14

Section 3.9.   Regulatory Compliance. Prosper shall adopt policies and procedures to ensure that neither Prosper nor any Service Provider participating in the Program markets, labels, displays or otherwise makes, represents or suggests to the public that a Card is or may be used as a “store gift card” or “gift certificate” as such terms are defined by 12 C.F.R. 1005.20. Prosper shall further ensure that all Cards are afforded the applicable protections under, and are offered and serviced in compliance with, TILA (for Credit Cards) (and the Electronic Fund Transfer Act (“EFTA”) to the extent applicable). Prosper specifically acknowledges and agrees that all customer service provided to Customers in connection with the Program shall comply with Network Rules and Applicable Law, including Section  5 of the Federal Trade Commission Act, TILA, the EFTA and the prohibitions regarding unfair, deceptive and abusive acts or practices contained in the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act of 2010 or any regulations promulgated thereunder.

Section 3.10.    Disclosure of Key Card Terms.

(a)            Prosper understands that the annual percentage rates, fees and charges, and substantive terms associated with a Credit Card should be readily available for review by any Person inquiring about a Credit Card. The annual percentage rate shall not exceed [***]% on any Customer Account offered pursuant to this Agreement. Prosper shall ensure that prospective Customers have an opportunity to review the Card Agreement if they desire to do so prior to submitting an application for a Credit Card and that all disclosures required to be provided to Customers or prospective Customers under Network Rules or Applicable Law (including application and solicitation, account opening and other disclosures required to be provided under TILA and applicable state law) are presented in accordance with Applicable Law, it being understood that Coastal shall be responsible for providing Prosper with the Card Agreement and all disclosures required to be provided to Customers or prospective Customers under Network Rules or Applicable Law and ensuring such Card Agreement and disclosures comply with Applicable Law and Network Rules. Prosper shall also ensure that customer service representatives are knowledgeable regarding the annual percentage rates, fees and charges, and substantive terms of the Card offering contemplated by the Program. Prosper shall further ensure that a sample Card Agreement is available on any website administered by Prosper or a Service Provider to support the Program.

Article 4
Servicing of Customer Accounts; General Obligations

Section 4.1.   Customer Service.

(a)            Prosper shall service all Customer inquiries related to any Customer Account or Card in accordance with policies and procedures implemented pursuant to Schedule 2.1(d), which the Parties acknowledge and agree shall be updated prior to the Launch Date by mutual written agreement of the Parties. If Coastal receives any inquiry from a Customer with respect to a Customer Account or Card, Coastal shall promptly, and no later than one (1) Business Day, refer such inquiry to Prosper.

(b)           Without limiting the generality of the foregoing, if Prosper or any of Prosper’s Service Providers receive from a Customer an oral or written notice of an unauthorized Credit Card transaction, Prosper shall respond to such inquiries in accordance with the terms of the Card Agreement and Applicable Law and Network Rules, as applicable. Prosper shall retain all fraud and error-related information with regard to Customer Accounts and Cards in accordance with Applicable Law and Network Rules and shall provide the same to Coastal as it may reasonably request from time to time. To the extent Coastal responds to any such errors or unauthorized Credit Card transactions, Prosper shall use its commercially reasonable efforts to cooperate with Coastal in the reasonable resolution of any Customer-reported error, all in accordance with Applicable Law and Network Rules.

15

Section 4.2.   Account Operations and Servicing.

(a)            Prosper shall perform the day-to-day Customer Account operational functions as set out in Exhibit B.

(b)           Coastal hereby appoints Prosper to service all Customer Accounts related to the Program and enforce Coastal’s respective rights and interests in and under each Customer Account in accordance with the terms and conditions governing the Customer Account and Applicable Law. Prosper acknowledges and agrees that it, as an independent contractor, shall service and administer each Customer Account and the Receivables related to such the Customer Account in accordance with Applicable Law for the benefit of Coastal and Prosper, and Prosper shall have full power and authority, acting alone or through its designee, to service and administer each Customer Account and the related Receivables as limited by this Agreement and Applicable Law.

(c)           Coastal and Prosper shall enter into an agreement with a mutually agreed upon backup servicer who shall be required to assume the role of successor servicer of the Cards and/or Customer Accounts in the event that Coastal elects to terminate Prosper as Servicer due to the occurrence of a Servicing Trigger Event. Prosper shall reasonably cooperate with Coastal’s engagement of such backup servicer, and Prosper shall provide the backup servicer with information reasonably sufficient to allow the backup servicer to perform its obligations as a backup servicer of the Receivables in accordance with the terms of the applicable backup servicing agreement. The Parties agree that any backup servicer shall be a service provider of Coastal upon the occurrence of a Servicing Trigger Event and that it shall require that the backup servicer at all times comply with applicable data security and privacy laws.

(d)           In connection with determining whether Prosper is insolvent for purposes of determining [***] of “Insolvency Event” has occurred, [***]. Coastal may only determine Prosper is insolvent [***] if [***] Prosper (i) is “insolvent” within the meaning of Section  101(32) of the Bankruptcy Code, Section  2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section  2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) has unreasonably small capital or assets, within the meaning of Section  548 of the Bankruptcy Code, Section  4 of the UFTA, or Section  5 of the UFCA, or (iii) is unable to pay its debts as they become due within the meaning of Section  548 of the Bankruptcy Code, Section  4 of the UFTA, or Section  5 of the UFCA.

16

Section 4.3.   Account Termination. Coastal desires that certain Customer Accounts be cancelled, suspended or terminated in accordance with the Card Agreement and Applicable Law and that Prosper assist in identifying Customer Accounts for cancellation, suspension and termination on Coastal’s behalf. Prosper may submit requests for cancellations, suspensions or terminations of Customer Accounts to Coastal, which Coastal shall honor so long as it complies with the Card Agreement and Applicable Law. Furthermore, Coastal may, in its sole discretion, cancel, suspend or terminate (as appropriate) any Customer Account so long as it complies with the Card Agreement and Applicable Law; provided, however, Coastal first notifies Prosper of its intention to exercise its rights hereunder. If reasonably determined to be necessary under Applicable Law or Network Rules, Coastal may, by written notice providing the reason therefor, direct Prosper to cancel, suspend or terminate the provision of Coastal Services to a particular Customer, and Prosper shall promptly cancel, suspend or terminate such Customer’s access to such Coastal Services as so directed by Coastal and as permitted under Applicable Law and Network Rules, and Prosper agrees to comply with such direction. Prosper shall be responsible for all costs incurred or arising from its request for the cancellation of any Customer Account.

Section 4.4.   Program Policies and Procedures.

(a)            The Parties acknowledge and agree that Coastal will oversee the Program, and Prosper will administer the Program pursuant to policies and procedures implemented pursuant to Schedule 2.1(d).

(b)           Prosper and Coastal shall develop policies and procedures to comply with all IDV rules and regulations applicable to the Customer Accounts under Applicable Law. Prosper shall develop, implement, and monitor the policies, procedures, agreements, notices and disclosures set forth on Schedule 2.1(d) as described therein (including, but not limited to, BSA/AML Requirements, KYC and IDV policies and procedures), which shall comply with Applicable Law and which shall be subject to the prior written approval of Coastal. Prosper shall conduct the Program in accordance with Applicable Law (including ensuring compliance with all Applicable Law pertaining to BSA/AML Requirements, KYC and IDV in connection with the Program and maintaining appropriate record-keeping relating to the foregoing) and the approved policies implemented pursuant to Schedule 2.1(d). Notwithstanding anything to the contrary in this Agreement, (i) Prosper shall not enroll any Customers in the Program until each of the items set forth in Schedule 2.1(d) is agreed upon by the Parties; (ii) Coastal shall be responsible for filing SARs as required by Applicable Law; and (iii) to the extent any of the policies, procedures or any other documentation set forth in Schedule 2.1(d) provide for either Party to implement certain items or take certain actions, said Party shall be responsible for such implementation or action.

(c)            Prior to enrolling any Customers in a Customer Account, Prosper shall develop and implement an identity theft prevention program (“IDTP”) designed to detect, prevent and mitigate identity theft in connection with the Program. The IDTP shall be designed to comply with the provisions of 12 CFR 41.90-41.91 and the Interagency Guidelines on Identity Theft Detection, Prevention and Mitigation set forth at Appendix J to 12 CFR Part 41. Prosper shall submit the proposed IDTP to Coastal for its prior review and approval, which approval shall not be unreasonably delayed, conditioned or withheld. If Coastal, in its reasonable discretion, determines that changes to the IDTP are necessary to comply with any Applicable Law, Coastal may modify the IDTP as necessary for such compliance upon [***] notice to Prosper.

17

Section 4.5.   Program Application.

(a)            Prosper shall maintain the Website and, to the extent applicable, one or more Applications for Customers and/or potential Customers. The Website shall be hosted on, or accessible by means of links from, the website of Prosper or its Affiliates, subject to Applicable Law, and any Application shall be accessible via compatible mobile devices. Prosper shall ensure that any Privacy Notice specified by Coastal is clearly accessible on the Website and any Application.

(b)           Each of the Website and the Application shall permit a Customer to (i) view such Customer’s Customer Account transaction and balance information and Account Statements, (ii) initiate payments to the Customer Account via ACH transfer or other payment mechanism approved by the Parties, (iii) perform account maintenance (e.g., update address or telephone, request replacement cards, update account cycle, etc.), (iv) contact customer service, and (v) other functions as determined by Prosper and, to the extent affecting Customer interactions with Customer Accounts, approved by Coastal (such approval not to be unreasonably withheld, conditioned, or delayed), in each case, except to the extent that (A) offering the foregoing via the Website or Application, as applicable, is not reasonably practicable or (B) Prosper reasonably determines that an alternative method of providing one or more such functions (such as a customer service conversation) is necessary or desirable given the circumstances. To the extent any of the above features or any future features require support from Coastal, such features may be added as may be approved by the Program Team from time to time. Any material changes to the Website or Application shall be subject to Coastal’s prior approval (which may be provided via email); provided, that purely aesthetic changes shall not be subject to Coastal’s prior approval. Coastal may revoke any such approval upon written notice to Prosper, for any reason, provided, that Coastal shall use good faith efforts to provide reasonably prompt notice of any revocation following its approvals; provided, further, that Coastal’s intention is to limit such revocations to address a change in Applicable Law or Network Rules that results in the Website or any Application, as applicable, not remaining in compliance with Applicable Law or Network Rules or upon written or oral direction of any Governmental Body with supervisory authority over Coastal, the Website or any Application. Prosper agrees that it will modify the Website or Application, as applicable, to conform to any such revocation within a commercially reasonable timeframe and on a prospective basis.

(c)            Prosper represents and warrants and covenants during the Term (and the Transition Period) that the Application Services will be managed and administered by Prosper (subject to Coastal’s obligations and rights under this Agreement, including Coastal’s rights with respect to any content relating to the Program).

Section 4.6.  Non-Solicit. During and after the Term, neither Coastal nor its Affiliates shall use any Customer Account Data (including contact information) to directly or indirectly market products or services unrelated to the Program to Customers, except for promotions which are directed to the general public at large (including mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements) or directed to Independent Bank Customers. Similarly, neither Party is required to affirmatively identify or otherwise exclude the other Party’s customers from any marketing or advertising made to the public generally.

18

Section 4.7.   Service Providers.

(a)            Prosper may outsource to, or otherwise subcontract with, third parties for the performance of any of Prosper’s duties under this Agreement (each such party, a “Service Provider”). Prosper shall remain responsible for all of its obligations to Coastal under this Agreement, and Prosper shall remain fully liable to Coastal for any breach of this Agreement caused by such Service Providers. Prosper shall bear sole responsibility for entering into all contracts with such Service Providers necessary for such Service Providers to perform services on behalf of Prosper as provided herein. The Parties will work together in good faith to ensure that Coastal is party to an agreement (whether by amendment, addendum, side letter, or tri-party agreement) with backup servicer and core processor for the purpose of ensuring continuity of servicing and provision of core processor services. The activities of Service Providers, to the extent such activities are substantial and material to the Program (as determined by Coastal in its reasonable discretion and identified in writing by Coastal to Prosper), will be conducted in accordance with Applicable Law, Network Rules and Coastal’s Vendor Management Policy provided to Prosper in writing (and such Service Provider will be deemed a “Material Service Provider”). Material Service Providers to be used initially by Prosper for certain services that are substantial and material to the Program are set forth on Schedule 4.7. Coastal shall approve any Material Service Providers that are in compliance with the Coastal Vendor Management Policy, Applicable Law and Network Rules within [***]. Coastal will provide notice to Prosper of any material changes to the Coastal Vendor Management Policy at least ninety (90) days prior to any such changes. Approval of any Material Service Provider prior to the change of the Coastal Vendor Management Policy shall remain in effect and unmodified after the change of the Coastal Vendor Management Policy, unless such approval would otherwise constitute a violation of Applicable Law.

(b)           Prosper shall provide notice to Coastal [***]. Upon receipt of such notice, the Parties shall cooperate in good faith to [***].

Section 4.8.   Good Standing. Each Party shall (i) keep in full effect and in good standing its corporate or other status in the jurisdictions where it operates and (ii) obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to enable it to perform its duties under this Agreement, except, in either case, where the failure to so qualify would not have a material adverse effect on the ability of such Party to perform its duties hereunder.

Section 4.9.   Certain Notices.

(a)            Coastal agrees that Prosper may accept notice of unauthorized activity from a Customer on behalf of Coastal, and notify each Customer that notification of unauthorized activity and any complaints regarding the Customer Account will be accepted by Prosper.

19

(b)           To the extent permitted by Applicable Law and Network Rules, each Party shall promptly provide written notice to the other Party of any material adverse change in its [***], including any tax deficiencies or other proceedings before Governmental Bodies that might reasonably be expected to materially and adversely impact such Party’s ability to fulfill its obligations under this Agreement.

(c)            Without limiting the generality of Section 4.9(b):

(i)             If Prosper or Coastal receives notice of a material Customer complaint from any Customer or potential Customer, or from any third party, including any Governmental Body or consumer protection or consumer advocacy agency, directly asserting a compliance or regulatory violation related to the Program, the receiving Party shall, unless prohibited by Applicable Law, promptly forward such complaint and any written documentation related to such complaint to the other Party for review, investigation and resolution. The Parties shall coordinate and cooperate on the resolution of and response to any such complaints.

(ii)            Each Party shall advise the other in writing of any misappropriation or misuse of Customer Account Data promptly after such Party becomes aware of such misappropriation or misuse and shall provide an appropriate response in consultation with the other Party and cooperate therewith, which may include notification of Customers or Governmental Bodies.

(iii)           Subject to Section  4.4(b), each Party shall promptly notify the other Party of any Customer Account activities that it suspects may involve fraud, money laundering, terrorist financing or other impermissible actions. The Parties shall cooperate to perform all necessary and prudent security functions to minimize fraud in the Program due to lost, stolen or counterfeit Cards and fraudulent Card applications.

(iv)           Prosper shall promptly notify Coastal of (i) any material breach or default, which shall be defined as [***] with respect to the Program and (ii) the termination of any [***] and the reasons therefore; provided, however, Prosper is under no obligation to notify Coastal if Prosper is subject to a confidentiality obligation to a Governmental Body preventing disclosure. Notice under this provision may be provided by Prosper in any reasonable form, including by email or orally.

(d)           In the event of any Supervisory Objection, Coastal shall advise Prosper in writing of such Supervisory Objection and share with Prosper the relevant portions of any written documentation to the extent not prohibited by Applicable Law or Network Rules. Following receipt of such Supervisory Objection, the Parties shall in good faith consult as to the appropriate action to be taken to address such Supervisory Objection pursuant to the terms set forth in Section  2.1(d).

20

(e)            Prosper shall promptly notify Coastal at least [***] prior to the earlier to occur of (i) the public announcement of a pending Prosper Change in Control, or (ii) the closing of a transaction constituting a Prosper Change in Control.

Section 4.10.      Records and Reporting.

(a)            Each Party shall keep and maintain such records as are necessary for the implementation of such Party’s obligations under this Agreement and as necessary to satisfy the recordkeeping or reporting requirements of any Applicable Law or Network Rules. Prosper will maintain books and records related to Prosper’s services hereunder in connection with Program, in good faith and in the regular course of business, and in accordance with Applicable Law, including the name, address and social security or tax identification number of the Customer and any representative capacity in which the Customer may be acting. Prosper will maintain the following records relating to the Program for [***]: (i) Coastal’s approvals of Marketing Materials, the Website and any Application, (ii) Coastal’s approvals of the credit policy and any credit policy exceptions granted by Coastal, and (iii) Coastal’s approvals of Material Service Providers. Prosper shall maintain such documentation in a form to permit it to provide Coastal with a copy of such within [***] of any request.

(b)           Prosper, from time to time, files its financial statements with the U.S. Securities and Exchange Commission (the “SEC”). Without limiting the generality of Section 4.10(a), for each fiscal year commencing on or after January 1, 2021, in which Prosper does not file financial statements with the SEC: (i) Prosper shall provide Coastal with a copy of its audited financial statements prepared by an independent certified public accountant within one hundred and twenty (120) days after the end of Prosper’s fiscal year; (ii) Prosper shall provide Coastal such financial information as Coastal may reasonably request to perform its financial diligence of Prosper; and (iii) Prosper shall provide Coastal with all necessary data as reasonably requested by Coastal for regulatory purposes with respect to financial diligence or tax purposes and as required by Applicable Law.

(c)            Notwithstanding anything to the contrary in this Agreement, the Parties shall establish a mutually agreed upon streamlined process through which Coastal shall request reports, records or information from Prosper as provided under this Agreement and as necessary to fulfil Coastal’s oversight obligations in connection with the Program while minimizing duplicative requests to the extent commercially feasible. Such process may include the process for Coastal to request information required for it to comply with Applicable Law on an ad hoc basis. In the event a Governmental Body requests information as part of an examination, to the extent Prosper has previously provided such information to Coastal, Coastal shall use reasonable efforts to produce such information, and, if Coastal, in its reasonable discretion is unable to timely produce such information, it shall request the information from Proposer.

21

Section 4.11.      Program Audit and Examination Rights.

(a)            Generally. Subject to the expense sharing terms in Section  6.1 and Schedule 6.2, each Party shall coordinate its annual audit plan with respect to the Program with the other Party; it being understood that Prosper may elect to use a third party it designates to fulfill its audit requirement hereunder. Coastal shall conduct its own audit of any portion of the Program, its offerings, practices, or customer information in any form thereunder in compliance with Applicable Law and Network Rules and shall maintain copies or originals of all lending documents associated with the Program in digital or hard copy format. To that end, each Party shall share their annual audit plan and engagement letters with respect to the Program to ensure the scope of each audit prior to the signing of the engagement letter to ensure those objectives are met, to the extent not prohibited by Applicable Law or Network Rules. If Coastal requires a third-party audit, Prosper may select the third-party to conduct such audit subject to Coastal’s prior written approval, not to be unreasonably withheld, conditioned or delayed. The scope of any third-party audit shall be limited to auditing the portion of Prosper’s books and records, operations, compliance and IT security necessary to confirm its compliance with the terms of this Agreement and Applicable Law. Prosper may conduct its own audit, but such audit will not supersede or prevent Coastal from performing auditing functions or requirements. In connection with any such audit of Prosper by Coastal:

(i)             Timing. Prosper shall make available its facilities, personnel and records for examination or audit of operations, compliance and IT security no more than once per year, with reasonable advance notice by Coastal, not to be less than thirty (30) Business Days. The Parties agree that the audit rights hereunder will be exercised during normal business hours and with prior notice. If it is inefficient to conduct one annual audit covering operations, compliance and IT security due to (i) auditors’ lack of expertise or (ii) the scope of the audit being too large, the annual audit may be split into multiple audits each covering a different subject area. Notwithstanding the immediately preceding sentence, (x) any such audit will be conducted at mutually agreed upon times, upon reasonable prior written notice (no less than thirty (30) Business Days), (y) Coastal shall use commercially reasonable efforts to complete such audit within a [***] period (unless [***]), and (z) such audit will be conducted in a manner designed to minimize any disruption of normal business activities and resources required to provide the information requested; provided, that in agreeing to times for the audit, Prosper shall be reasonable in scheduling same.

(ii)            [***]. Coastal may, at Coastal’s discretion, pass through [***].

(iii)           Scope of Access. Coastal shall have full right and authority to request and receive from Prosper information, documentation or other items related to the Program, and Prosper shall comply with any such request within a reasonable time of such request. Prosper shall use commercially reasonable efforts to facilitate Coastal’s audit or review, including making reasonably available such personnel and vendors to assist Coastal and its representatives as reasonably requested. Prosper shall also permit Coastal and its representatives to review and have access to (during normal business hours), including for audit purposes, the books and records relating to the Program. Prosper shall deliver any document or instrument necessary for Coastal to obtain such records from any Person maintaining records for Prosper. For purposes of this provision, at Coastal’s request, Prosper also shall be required to provide available records relating to the Program held by Service Providers.

22

(iv)           Oversight. Notwithstanding any other provision of this paragraph (a), if Coastal reasonably determines (based on Applicable Law or Network Rules) it is necessary for Coastal to fulfill Coastal’s regulatory oversight and diligence obligations under this Agreement for an auditor to be engaged to review Prosper’s operations under the Program, Prosper shall cooperate in such process.

(v)            Deficiencies; Follow-up Audit. If an audit finds a material deficiency in operations, compliance or IT security, a follow-up audit may be conducted at any time and such original audit and any such follow-up audit shall [***] (subject to [***]) but shall only cover the specific operations, compliance or IT security identified as materially deficient.

(b)           Sharing. In addition to the audit rights provided in Section 4.11(a)(iii), each Party shall provide the other Party with a copy of any audit report and work papers regarding operations, compliance (including, unless prohibited by Network Rules or Applicable Law, with respect to the Bank Secrecy Act and the USA PATRIOT Act) or IT solely as they relate to the Program, in the case of Prosper, or the Coastal Services in the case of Coastal; provided, that neither Party shall be required to share with the other Party any regulatory examinations or related documents that such Party is prohibited under Applicable Law, Network Rules or contractual restrictions from sharing with the other Party. Notwithstanding anything to the contrary, Prosper may share with third parties any reports produced in connection with any audits conducted by Prosper or any third party retained by Prosper or otherwise covering Prosper’s implementation of the Program.

(c)            Remediation. In response to all findings of an audit directed by Coastal, regardless of the circumstances of any such audit, Prosper shall create and submit a remediation plan to Coastal which shall identify or summarize all findings and which shall provide a plan for remediation of such findings as necessary to ensure Prosper is in compliance with the terms of this Agreement and Applicable Law. Prosper shall implement any such remedial measures set forth in the remediation plan within the timeframes set forth in the remediation plan, which must be approved in advance by Coastal, in its reasonable discretion upon consultation with Prosper in good faith.

(d)           Governmental Audits or Examinations. The audit or examination rights of any Governmental Body shall not be subject to the restrictions in Section 4.11(a)(iii), and the Parties agree to cooperate with the examinations or reviews of any Governmental Body by using commercially reasonable efforts to facilitate the Governmental Body’s review or examination, including making reasonably available such Party’s personnel and vendors to assist such Governmental Body as reasonably requested, including access to (during normal business hours), and obtaining copies of the books or records, whether held by Prosper or any of its Service Providers.

23

(e)            For the avoidance of doubt and without modifying the obligations or rights of either Party as set forth in this Agreement, Coastal shall have full power and authority to enact its own audit system in any manner consistent with Section  4.11.

(f)            Standard of Care. Each Party shall perform its obligations under this Agreement in good faith and in a manner consistent with industry best practices and in compliance with Applicable Law and Network Rules in all material respects.

Section 4.12.     Disaster Preparedness. Each Party shall prepare and maintain reasonable disaster recovery and business resumption plans that comply with Applicable Law and that are appropriate for the nature and scope of the Program, which plans shall be sufficient to enable such Party to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of such Party’s facilities or operations, utility or communication failures or similar interruption in the operations of such Party or the operations of a third party which, in turn, materially and adversely affect the operations of such Party with respect to the Program. Each Party shall make available to the other Party copies of all such disaster recovery and business resumption plans and shall promptly provide to the other Party copies of any material changes thereto. Each Party agrees to cooperate with one another on any disaster recovery and business resumption plans involving the Program and, in connection therewith, each such Party shall periodically test such disaster recovery and business resumption plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of such Party and its obligations hereunder and shall promptly provide the other Party with a summary of results of any such tests upon written request.

Section 4.13.      Information Security.

(a)            Coastal shall comply with its privacy policy, Network Rules and Applicable Law in connection with the Program. Coastal acknowledges the importance of maintaining the security and integrity of Customer Information and agrees to take commercially reasonable steps designed to: (i) prevent the unauthorized disclosure or use of the Customer Information; (ii) prevent Customer Information from entering the public domain; and (iii) transmit, store and process Customer Information in accordance with Applicable Law and Network Rules and its privacy policy. Coastal represents and warrants that it is familiar with the Interagency Guidelines Establishing Information Security Standards and agrees to develop, implement and maintain a comprehensive information security program, including appropriate security measures reasonably designed to meet the objectives of such guidelines. Coastal agrees to: (i) ensure the confidentiality and security of Customer Information; (ii) protect against any actual or reasonably anticipated or anticipable threats or hazards to the security and integrity of Customer Information; (iii) protect against any Information Security Incident; and (iv) ensure the proper disposal of Customer Information ((i)-(iv), collectively, the “Information Security Safeguards”). Coastal’s information security program shall include, among other things, a response program reasonably designed to meet the objectives of the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information, regular testing or otherwise monitoring of the effectiveness of Coastal’s Information Security Safeguards, including penetration testing and vulnerability scans. Coastal shall not materially reduce the protections provided by Coastal’s information security program during the Term. For the avoidance of doubt, Coastal is responsible under this paragraph for the acts and omissions of any of its third-party service providers it engages (in the case of Coastal, excluding Prosper) having access to Customer Information as though such acts and omissions were of Coastal itself.

24

(b)           Prosper shall comply with its privacy policy, applicable Network Rules and Applicable Law in connection with the Program. Prosper acknowledges the importance of maintaining the security and integrity of Customer Information and agrees to take commercially reasonable steps designed to prevent the unauthorized disclosure or use of the Customer Information, to prevent Customer Information from entering the public domain and to transmit, store and process Customer Information in accordance with Applicable Law, Network Rules and its privacy policy. Prosper represents and warrants that it is familiar with the Center for Internet Security (“CIS”) guidelines and agrees to develop, implement and maintain a comprehensive information security program that includes (i) appropriate security measures reasonably designed to meet the CIS objectives and comply with the Information Security Safeguards and (ii) a response program reasonably designed to meet the CIS objectives. Prosper’s information security program shall include regular testing or otherwise monitoring of the effectiveness of Prosper’s Information Security Safeguards, including penetration testing and vulnerability scans. Prosper shall not materially reduce the protections provided by Prosper’s information security program during the Term. For the avoidance of doubt, Prosper is responsible under this paragraph for the acts and omissions of any of its third-party service providers it engages having access to Customer Information as though such acts and omissions were of Prosper itself.

(c)            In the event a Party reasonably believes it has incurred or suffered an Information Security Incident, such Party shall: (i) promptly initiate response measures designed to identify the nature and scope of the incident, and (ii) notify the other Party’s designated security officer (or other contact as designated by each Party) as soon as practicable, but no event later than [***] after discovering an Information Security Incident, subject to any law enforcement investigation. Such notice shall summarize in reasonable detail the effect on the other Party and its Customers, if known, of the Information Security Incident and the corrective action taken or to be taken by such Party. The Party that has incurred the Information Security Incident shall promptly take all necessary corrective actions (at its sole cost and expense) and shall cooperate with the other Party and all reasonable and lawful efforts to mitigate the effects of such Information Security Incident. Such Party will provide regular updates to the other Party of its efforts to contain, analyze or remediate such Information Security Incident. The Parties shall cooperate to address any suspected fraud or security threat to Customers or the other Party.

25

(d)           Each Party shall obligate, by written agreement, its service providers who have access to Customer Information to adhere to such Party’s policies and practices implementing the foregoing obligations.

(e)            Subject to applicable legal, regulatory or law enforcement requirements, Prosper must obtain the approval of Coastal prior to the publication or communication of any filings, communications (including Customer communications), notices, press releases or reports related to any Information Security Incident directly relating to the Program, such approval not to be unreasonably withheld, conditioned or delayed; provided, that Prosper may make any such publication or communication in accordance with Section 12.4. Prosper shall be responsible for Customer notifications relating to Information Security Incidents involving Customer Information experienced by either Party; provided, that (i) Prosper may, in its discretion, delegate any such notification obligations to Coastal for Information Security Incidents arising from conduct of Coastal, including vendors or agents acting on Coastal’s behalf and (ii) Coastal shall reimburse Prosper for reasonable external costs with respect to any Information Security Incident arising from the conduct of Coastal. Each Party shall be responsible for any notification obligations to any Governmental Body under Applicable Law in connection with any Information Security Incidents experienced by them; provided, that Coastal shall be responsible for notifying any Governmental Body, which is its primary bank regulator pursuant to the GLB Act, of all Information Security Events.

(f)            Prosper hereby agrees that, in addition to, and without limiting the generality of the confidentiality provisions contained in this Agreement, it shall keep all Customer Information confidential in accordance with all Applicable Laws. Without limiting the generality of the foregoing, Prosper agrees and acknowledges that it is familiar with, and shall fully comply with, the applicable terms and provisions of the GLB Act and other Applicable Laws as applicable to Prosper.

Section 4.14.      Media Releases. All media releases, public announcements and public disclosures by either Party, or their Affiliates, representatives, employees or agents, that specifically mention the other Party, but not including (i) any disclosure required by Applicable Law, Network Rules or accounting requirements beyond the reasonable control of the releasing Party, or (ii) any reference to Coastal as Prosper’s bank sponsor, shall be coordinated with and approved by the other Party in writing prior to the release thereof. Specifically, each Party shall provide the other Party with at least [***] to review any media releases, public announcements or public disclosures specifically mentioning the other Party, unless a different timeframe is mutually agreed upon. If Coastal does not respond within [***] after receipt of such materials, the materials will be deemed to have been approved. Subject to Section 2.2, media releases, public announcements and public disclosures by Prosper with regard to Prosper or the Program generally, without specifically referring to this Agreement or Coastal (other than as Prosper’s bank sponsor), shall not require coordination with or approval by Coastal. Media releases, public announcements and public disclosures by either Party that are required by a Governmental Body, Network Rules or Applicable Law shall not require coordination with or approval by the other Party.

26

Section 4.15.          Relationships. Prosper maintains a relationship with each Customer, and such relationship with Prosper is independent of any relationship created by Coastal’s provision of the Coastal Services to such Customer under this Agreement. To the extent permitted by Applicable Law or Network Rules and not otherwise prohibited hereunder, Prosper may engage in additional transactions with Customers, offer other products or services to Customers, or otherwise develop or modify Prosper’s relationship with Customers.

Section 4.16.           Program Team.

(a)      No later than five (5) Business Days after the Prior Effective Date, the Parties shall establish a joint team (the “Program Team”) to coordinate the provision by Coastal of services to Prosper pursuant to this Agreement and to serve as a forum for regular communication between the Parties with regard to the Program. Coastal and Prosper shall endeavor to provide stability and continuity in the Program Team and each Party’s other Program personnel. The Program Team shall meet as agreed by the Parties at least bi-weekly, or as otherwise mutually agreed upon, and additionally as the Parties deem necessary or appropriate.

(b)      Prosper shall designate at least one employee as its lead contact member of the Program Team (the “Prosper Designated Program Team Member”). The initial Prosper Designated Program Team Member shall be the individual set forth on Schedule 4.16(b). Prosper shall have the right, at any time, to appoint a new Prosper Designated Program Team Member but must at all times designate at least one Prosper Designated Team Member. Prosper shall promptly provide Coastal with reasonable, direct access to an employee, contractor or agent of Prosper, as applicable, with sufficient expertise and authority to respond to Coastal’s reasonable questions regarding Prosper or Coastal’s performance of the terms of this Agreement.

(c)      Coastal shall designate at least one employee as its lead contact member of the Program Team (the “Coastal Designated Program Team Member”). The initial Coastal Designated Program Team Member shall be the individual set forth on Schedule 4.16(c). Coastal shall have the right, at any time, to appoint a new Coastal Designated Program Team Member but must at all times designate at least one Coastal Designated Team Member. Coastal shall promptly provide Prosper with reasonable, direct access to an employee, contractor or agent of Coastal, as applicable, with sufficient expertise and authority to respond to Prosper’s reasonable questions regarding Prosper or Coastal’s performance of the terms of this Agreement.

Section 4.17.          Dispute Resolution. In the event that any dispute arises with respect to this Agreement or the services to be provided by Prosper and Coastal hereunder, the members of the Program Team shall cooperate in good faith to resolve the dispute within thirty (30) days of the date on which the Program Team was first notified of such dispute. In the event such dispute is not resolved by members of the Program Team within such thirty (30) day period, each Party shall refer such dispute for resolution to a Vice President or person of higher position, who shall in good faith use commercially reasonable efforts to resolve such dispute within fifteen (15) days following the date that each of such individuals are notified of such dispute. In the event such dispute is not resolved by the Parties within such fifteen (15) day period or such longer period as mutually agreed upon by the Parties, such dispute shall be addressed pursuant to the provisions of Section 12.5 hereof. Each Party agrees to continue performing its obligations under this Agreement during the attempted resolution of any such dispute, unless this Agreement is otherwise terminated and such Party is relieved of any further obligation to perform.

27

Section 4.18.          Systems.

(a)      Prosper and Coastal shall work together to develop a system for transmitting data and reports to each other in accordance with the requirements of this Agreement. The Parties shall mutually agree upon the system that will be used and shall develop a plan to implement such system as soon as practicable following the Prior Effective Date. Except as otherwise provided in this Section 4.18, each Party shall bear all out-of-pocket costs and expenses that it incurs associated with such data transmission system, including all network, interfacing, implementation, telecommunications, electronics, hardware, software and maintenance costs, both initially and ongoing, throughout the Term and any Transition Period.

(b)     Immediately following the Prior Effective Date, the Parties shall identify the initial systems interfaces required to be sustained between Prosper and Coastal, including the systems interfaces required to pass data between the Parties. The Parties shall maintain these initial interfaces, as well as any additional interfaces defined in the future, and cooperate in good faith with each other in connection with any modifications and enhancements to such interfaces as may be requested by either Party from time to time. The Parties shall maintain such systems interfaces so that the operation of each Party’s existing systems is no less functional than as of the Prior Effective Date, to the extent the foregoing would reasonably be expected to affect the Program. Except as otherwise provided in this Section 4.18, each Party shall pay all out-of-pocket costs and expenses that it incurs associated with providing, maintaining, modifying and enhancing the system interfaces. At termination, the Parties, at their own expense, shall terminate applicable interfaces at a mutually agreed-upon time. All requests for new interfaces, modifications or enhancements to existing interfaces or termination of existing interfaces shall be approved by both Parties. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify, enhance or terminate the existing interfaces, as applicable, on a timely basis.

Section 4.19.         General Covenants of Prosper. Prosper makes the following covenants to Coastal, each and all of which shall survive the execution and delivery of this Agreement:

(a)      Prosper shall preserve and keep in full force and effect its corporate existence, other than in the event of a change in control, merger or consolidation in which Prosper is not the surviving entity.

(b)      To the extent permitted under Applicable Law and Network Rules relating to information sharing, Prosper shall promptly notify Coastal in writing if it receives, during the Term, written notice of any litigation that is reasonably likely to have a material and adverse effect on the Program, the Customer Accounts in the aggregate or Prosper’s ability to perform its obligations hereunder.

28

(c)      Except as otherwise specified herein, Prosper shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, the Customer Accounts in the aggregate or Prosper’s ability to perform its obligations hereunder.

(d)      Prosper shall at all times during the Term (and the Transition Period) comply in all material respects with Applicable Law and Network Rules in connection with its performance under this Agreement and the operating policies and procedures set forth on Schedule 2.1(d).

(e)      Prosper shall keep adequate records and books of account with respect to the Program and its activities in which proper entries, reflecting all of Prosper’s financial transactions relating to the Program, are made in accordance with GAAP. All of Prosper’s records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice, Network Rules and Applicable Law.

(f)       Prosper shall at all times during the Term (and the Transition Period) remain qualified to do business in all jurisdictions necessary to service the Customer Accounts in accordance with all Applicable Laws and Network Rules, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Prosper’s ability to perform its obligations under this Agreement or on the Program.

(g)     At all times during the Term (and the Transition Period), Prosper will maintain in full force and in effect, with financially sound and reputable insurers, comprehensive general liability insurance, commercial crime insurance, electronic data processing errors and omissions insurance, cyber liability insurance, and directors and officers liability insurance, each with policy limits that are reasonably acceptable to Coastal (with reference to ABA benchmark survey for coverages at financial institutions with a size similar to the Program). Upon request by Coastal, and no more frequently than on an annual basis, Prosper will review its insurance coverage with Coastal, and the Parties shall determine whether any additional insurance coverage is required based on such other insurance as may be maintained by Persons engaged in the same or similar business and similarly situated. Upon Coastal’s request, Prosper shall provide customary certificate(s) from the insurer(s) that evidence such insurance coverages.

(h)      At all times during the Term (and the Transition Period), Prosper shall adhere to and comply with Section  19 of the Federal Deposit Insurance Act (12 U.S.C. 1829) to the extent such Section  19 of the Federal Deposit Insurance Act applies to Prosper as a service provider of Coastal.

(i)       Prosper shall maintain Net Liquidity equal to or greater than [***] during the Term.

29

Section 4.20.          General Covenants of Coastal. Coastal makes the following covenants to Prosper, each and all of which shall survive the execution and delivery of this Agreement:

(a)      Coastal shall preserve and keep in full force and effect its corporate existence other than in the event of a change in control, merger or consolidation in which Coastal is not the surviving entity.

(b)      Coastal shall preserve and keep its membership in the applicable Networks. Coastal shall remain an FDIC-insured state-chartered depository institution for the purposes of Section  521 of the Depository Institutions Deregulation and Monetary Control Act of 1980, 12 U.S.C. § 1831(d), and shall ensure it has, at all times, the full power and authority to make the extensions of credit contemplated by this Agreement in accordance with their terms to Customers in the United States, its territories and the District of Columbia.

(c)      To the extent permitted under Applicable Law and Network Rules relating to information sharing, Coastal promptly shall notify Prosper in writing if it receives written notice of any litigation or investigation by a Governmental Body that is reasonably likely to have a material and adverse effect on the Program, the Customer Accounts in the aggregate or Coastal’s ability to perform its obligations hereunder.

(d)      Except as otherwise specified herein, Coastal shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, the Customer Accounts in the aggregate or Coastal’s ability to perform its obligations hereunder. Coastal shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Program, the Customer Accounts in the aggregate or Coastal’s ability to perform its obligations hereunder.

(e)      Coastal shall provide Prosper with a telephonic or PDF email notice specifying the nature of any Event of Default by Coastal or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default by Coastal, or any development or other information which is likely to have a material and adverse effect on the Program, the Customer Accounts in the aggregate or Coastal’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 4.20(e) shall be provided within [***] of Coastal’s knowledge of such Event of Default.

(f)       Coastal shall at all times during the Term (and the Transition Period) comply in all material respects with Applicable Law (including, but not limited to, its obligations to fulfill BSA/AML Requirements) and Network Rules in connection with its performance under this Agreement and with respect to the Program.

(g)     Coastal shall not take any action that has or may have a material adverse effect on Prosper’s business, as determined by Prosper in its reasonable discretion.

30

(h)     At all times during the Term (and the Transition Period), Coastal will maintain in full force and in effect, with financially sound and reputable insurers, comprehensive general liability insurance, commercial crime insurance, electronic data processing errors and omissions insurance, cyber liability insurance, and directors and officers liability insurance, each with reasonable policy limits. Upon Prosper’s request, Coastal shall provide customary certificate(s) from the insurer(s) that evidence such insurance coverages.

(i)        Coastal shall perform its obligations hereunder (including the Coastal Services) in a professional and workmanlike manner, in accordance with generally-accepted banking industry best practices, and in compliance with Applicable Law and Network Rules.

(j)       Coastal shall either (i) perform its obligations under this Agreement without receipt of any data subject to PCI DSS or (ii) to the extent that Coastal receives any data subject to PCI DSS, comply with PCI DSS.

(k)      Upon request from Prosper, Coastal will cooperate with Prosper in performing any action or entering into any agreement or relationship, in each case as Prosper deems reasonably necessary, to facilitate and effectuate the sale of any Receivables or debt obligation related to a Customer Account: (i) following a Customer’s default on or failure to pay such Receivable or obligation; (ii) for which voluntary or involuntary bankruptcy proceedings have been commenced; and/or (iii) for which the cardholder is deceased.

Article 5
License Agreement

Section 5.1.           Coastal Marks and Content. Coastal hereby grants to Prosper and its Affiliates a limited, non-exclusive, non-transferable, sub-licensable (only to service providers or Affiliates of Prosper in connection with such service providers’ or Affiliates’ provisioning of service in connection with the Program), royalty-free license to use, reproduce and display the trademarks, service marks, domain names, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof identified in Schedule 5.1 hereto (collectively, the “Coastal Marks”), telephone numbers and email addresses (together with the Coastal Marks, the “Coastal Content”) solely to the extent necessary for Prosper to exercise, perform and comply with its rights and obligations under this Agreement and in connection with the activities undertaken pursuant to this Agreement. Prosper shall not use the Coastal Content in any way that might result in confusion as to the separate and distinct identities of Coastal and Prosper. Prosper acknowledges and agrees that all patent, copyright, trademark and other intellectual property and proprietary rights of Coastal, including the Coastal Content and any goodwill which accrues because of Prosper’s or its Affiliates’ use of the Coastal Content, are and shall remain the sole and exclusive property of Coastal. Upon the termination of this Agreement, the license granted to Prosper in the Coastal Content shall immediately and automatically terminate and Prosper and its Affiliates shall immediately cease and desist all new use of the Coastal Content; provided, that any then-existing use of such Coastal Content in connection with any Program-related materials shall be permitted (i) until ninety (90) days after the date of termination of this Agreement or (ii) through the Transition Period, whichever is later. Prosper further agrees not to, and to cause its Affiliates not to, contest or take any action, whether during or following the Term, in opposition to any trademark, service mark, trade name, logo or other commercial symbol of Coastal or its Affiliates or to use, employ or attempt to register any mark or trade name which is similar to any mark or trade name of Coastal or its Affiliates.

31

Section 5.2.           Prosper Marks and Content. Prosper hereby grants to Coastal a limited, non-exclusive, non-transferable, non-sub-licensable, royalty-free license to use, reproduce and display the trademarks, service marks, domain names, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof identified in Schedule 5.2 hereto (collectively, the “Prosper Marks”), telephone numbers and email addresses (together with the Prosper Marks, the “Prosper Content”) solely to the extent necessary for Coastal to exercise, perform and comply with its rights and obligations under this Agreement and in connection with the activities undertaken pursuant to this Agreement; provided, however, that (i) Coastal shall obtain Prosper’s prior approval before using, reproducing or displaying Prosper Marks and (ii) Coastal’s use, reproduction and display of Prosper Marks complies at all times with any and all written instructions provided by Prosper to Coastal from time to time. Coastal shall not use the Prosper Content in any way that might result in confusion as to the separate and distinct identities of Coastal and Prosper or its Affiliates. Coastal acknowledges and agrees that all patent, copyright, trademark and other intellectual property and proprietary rights of Prosper or its Affiliates, including the Prosper Content and any goodwill which accrues because of Coastal’s use of the Prosper Content, are and shall remain the sole and exclusive property of Prosper or its Affiliate, as applicable. Upon the termination of this Agreement, the license granted to Coastal in the Prosper Content shall immediately and automatically terminate, and Coastal shall immediately cease and desist all new use of the Prosper Content; provided, that any then-existing use of such Prosper Content in connection with any Program-related materials shall be permitted (i) until ninety (90) days after the date of termination of this Agreement, or (ii) through the Transition Period, whichever is later. Coastal further agrees not to contest or take any action, whether during or following the Term, in opposition to any trademark, service mark, trade name, logo or other commercial symbol of Prosper or its Affiliates or to use, employ or attempt to register any mark or trade name which is similar to any mark or trade name of Prosper or its Affiliates. Coastal hereby acknowledges and agrees that, as between Coastal and Prosper, (A) Prosper or its Affiliates, as applicable, is the sole and exclusive owner of all copyrights, patents, other intellectual property rights, software, other technology and other tangible and intangible property (x) used on or in connection with the Website or Application that are pre-existing as of the Prior Effective Date, (y) that Prosper develops (or causes another Person to develop) in connection with the Program (including, but not limited to, any and all documentation relating to the Program, all forms, policies, procedures, notices, account agreements, cardholder agreement, disclosures, customer service scripts, templates and any credit policy developed by, or in collaboration with, Prosper in connection with the Program), and (z) is otherwise developed for Prosper by, or acquired by Prosper from, any Person in connection with the Program, and (B) Prosper or its Affiliates, as applicable, shall be the sole and exclusive owner of any and all modifications to such tangible and intangible property during the Term of this Agreement, including, but not limited to, any and all trademark, service mark, copyright, patent, and other intellectual property rights in and to such modifications, except as the Parties may otherwise agree in writing. For the avoidance of doubt, Prosper shall not obtain any rights in Coastal’s Marks (other than the license set forth in Section  5.1).

32

Section 5.3.           No Joint Intellectual Property. The Parties shall not be obligated to jointly develop any technology in connection with this Agreement and shall use best efforts not to do so. If the Parties, in their sole discretion, determine to jointly develop any technology or intellectual property, the Parties shall first enter into a separate and binding written agreement confirming the scope of such joint development efforts and the respective rights of the Parties in any jointly developed technology, including ownership of the intellectual property and proprietary rights in any such jointly developed technology including any ideas, technology, designs, know-how, methods or processes jointly developed. For the avoidance of doubt, in connection with this Agreement, neither Party grants to the other Party any rights or licenses, expressed or implied, relating to such Party’s own technology or intellectual property unless otherwise specifically set forth in a written agreement between the Parties or this Agreement.

Article 6
Fees, Revenues, Gains, Costs, Expenses and Losses

Section 6.1.           Direct Operating Costs. Prosper shall pay pass-through costs identified in Section  4 of Schedule 6.2. In the event Prosper is liable for fees under this Section  6.1 and such fees are paid by Coastal, Prosper agrees to reimburse Coastal for such fees as provided in Section  7.2.

Section 6.2.            Program Revenues and Fees. Each Party will be entitled to and responsible for those fees and charges set forth on Schedule 6.2 hereof. Schedule 6.2 may be updated from time to time by written agreement of the Parties.

Section 6.3.            Other Costs and Expenses; Payments. Except as otherwise specifically provided herein, the Parties shall each be responsible for their own costs and expenses. For convenience, fees payable under Section 6.1 and Section 6.2 may be netted against the Operating Account, as provided in Section 7.2.

Article 7
Program Operation

Section 7.1.             Program Overview.

(a)      Account Creation; Coastal Retention. Coastal and Prosper shall cooperate in the creation of the below accounts and any additional accounts needed to support the operation of the Program. Coastal shall retain the right to receive principal and interest earned on a minimum of ten percent (10%) of Customer Accounts designated pursuant to this Agreement, with the intention that Coastal will retain a minimum of ten percent (10%) of all credit card principal balances under the Program. The Parties acknowledge and agree that the designation of ten percent (10%) of Customer Accounts as Coastal Allocations in accordance with Section  7.1(b) may not, in practice, result in Coastal’s retention of a minimum of ten percent (10%) of all credit card principal balances as intended by the Parties. As such, the Parties may come together from time to time (annually, at a minimum), in good faith and make such adjustments as the Parties deem fair and equitable in light of the Parties’ aforementioned intent.

33

(b)       Allocation of Coastal Allocations and Prosper Allocations. Subject to Section 7.1(a), Prosper will allocate and designate ninety percent (90%) of Customer Accounts as Prosper Allocations and ten (10%) of Customer Accounts as Coastal Allocations by a methodology designed to create a neutral (in terms of quality) allocation, which may include a randomized method ([***]). The Parties acknowledge that (i) it may not be reasonably practicable to achieve an exact allocation of 90% as Prosper Allocations and 10% as Coastal Allocations, given the volume of Customer Accounts opened on any given date and the random allocation method, and (ii) any immaterial natural deviation from such percentage allocations shall not constitute a breach of this Agreement; provided, that Prosper shall use commercially reasonable efforts to allocate according to such percentage targets. Prosper shall use commercially reasonable efforts to perform such allocation on the same date on which each Customer Account is opened and, in any event, shall make such allocation by the end of the immediately following Business Day. In the event the allocation methodology set forth in this Section  7.1 with respect to allocation of Customer Accounts (or any portion thereof) is not commercially feasible for Prosper, the Parties will mutually agree upon an alternative allocation methodology for the relevant Credit Card balances or portions thereof in accordance with the intent set forth in this Section 7.1. Subject to Section 11.4, the Parties acknowledge and agree that Coastal continues to own all Customer Accounts and Receivables (until any such Receivable becomes a Prosper Purchased Receivable) corresponding to Prosper Allocations, subject to Prosper’s rights to receive certain funds as set forth in this Agreement.

Section 7.2.        Operating Account. Prosper shall, within [***] or such other date as mutually agreed upon by the Parties in writing (“Payment Date”), deposit into an operating account (“Operating Account”) at Coastal the amount necessary for a [***] equal to [***]. The minimum Operating Account balance may be adjusted for [***] upon mutual agreement of the Parties. The purpose of the Operating Account is to accumulate revenues to Prosper and fund fees and expenses due to Coastal as provided hereunder. On a frequency and by such dates as mutually agreed upon by the Parties in writing, each Party shall pay from the Operating Account the fees and reimbursable expenses owed to the other Party; provided, that the Parties may net such payments. Any dispute with respect to reimbursable amounts shall be resolved in accordance with the procedures set forth in Section 4.17. The Operating Account shall bear interest at [***]. Coastal shall deposit all funds then due and payable to Prosper under this Agreement into the Operating Account [***].

Section 7.3.            Credit Card Loan Balances.

(a)      Coastal Balance Sheet. Coastal shall maintain up to $300,000,000 of outstanding Retained Principal Receivables on Coastal’s balance sheet. In the event the outstanding balance of such Receivables meets a threshold amount to be mutually agreed upon by the Parties, but no less than [***], the Parties shall meet and cooperate in good faith to ensure that (i) Coastal will not hold more than $300,000,000 of outstanding Retained Principal Receivables on its balance sheet and (ii) the Program will not be adversely impacted or restricted. Notwithstanding, in the event the total outstanding balances of Retained Principal Receivables exceeds $300,000,000, [***]; provided that such purchase shall be governed by Schedule 7.3 and the Receivables Sale Agreement.

34

(b)      Prosper Funds Purchases; Receivables Sale Agreement. Throughout the Term, Prosper may purchase Receivables as provided in Schedule 7.3. Prior to the Launch Date, the Parties shall enter into a mutually agreeable agreement governing the sale of Receivables by Coastal and the purchase of such Receivables by Prosper, which shall at a minimum include the terms as provided in Schedule 7.3 (the “Receivables Sale Agreement”). Any Receivables purchased by Prosper pursuant to the Receivables Sale Agreement shall be considered a Prosper Purchased Receivable.

(c)      Subject to the terms herein, Prosper may, from time to time and by providing prior written notice to Coastal, (i) [***] and (ii) [***]; provided, however, Prosper certifies that it reasonably and in good faith believes (A) [***]; and (B) [***].

Section 7.4.            Reserve Account.

(a)      General. Prosper shall establish and maintain a reserve account at Coastal, in the name of Coastal (the “Reserve Account”), in an amount equal to [***] (the “Reserve Balance”), subject to the following paragraph 7.4(b). The funds shall [***] for only the following purpose: (i) to apply to any principal balance losses on the drawn amounts held on Coastal’s balance sheet for Retained Principal Receivables that have not otherwise been reimbursed or paid by Prosper and only after (y) the Retained Principal Receivables associated with such principal balance losses have been charged off in accordance with the Charge-Off Policy; and (z) Coastal has provided [***] prior notice to Prosper (the “Debit Notice”); and (ii) for [***], subject to the terms in this subsection (a). In the event Prosper disputes any debit, the Parties agree to work in good faith to resolve the contested issues, and if the Parties are unable to do so within fifteen (15) days of the date of Prosper’s delivery of notice of the dispute, then the Parties shall resolve the dispute in accordance with Section  4.17 and the terms of this Agreement. Prosper shall replenish or reduce the amount held in the Reserve Account [***] to maintain the balance in the Reserve Account as a level equal to the Reserve Balance, such amount to be calculated as of the end of [***]. Past due balances shall be placed on non-accrual and charged off in accordance with the Charge Off Policy listed in Schedule 6.2. [***] shall not be reimbursed from the Reserve Account, unless demand is made by Coastal on Prosper for payment due hereunder and Prosper fails to pay such amount within [***]. In the event Prosper disputes any payments due, the Parties agree to work in good faith to resolve the disputed payment, and if the Parties are unable to do so within fifteen (15) days of the date of Prosper’s delivery of notice of the dispute, then the Parties shall resolve the dispute in accordance with Section  4.17 and the terms of this Agreement. Coastal shall pay to Prosper interest on the balance maintained in the Reserve Account in an amount equal to [***]; such interest will be calculated daily based on the actual balance in the Reserve Account and payment of such interest by Coastal to Prosper shall occur on a bi-weekly basis each month. Notwithstanding anything to the contrary herein, the calculation of the amount to be maintained in the Reserve Account shall not include [***], and funds from the Reserve Account shall not be applied to [***]. All interest due hereunder shall be paid to an account designated by Prosper, and Coastal acknowledges it has no interest or security grant in such account or funds thereunder. Coastal agrees it shall not (i) transfer or otherwise transfer funds from or under the Reserve Account, except as explicitly permitted by this subsection (a), subject to Prosper’s dispute rights hereunder; (ii) rehypothecate or repledge the Reserve Account or funds thereunder or Collateral; or (iii) grant any Person a security interest in the Reserve Account or funds thereunder or Collateral.

35

(b)      Conditional Reserve Balance. The Reserve Balance for Retained Principal Receivable balances held on Coastal’s balance sheet [***] shall reduce to [***] of outstanding Retained Principal Receivables under the Program provided that the Annualized Net Principal Charge-off Rate for the Retained Principal Receivables is equal to or less than [***] for a period of [***] commencing on [***] (the “Testing Period”). If the Annualized Net Principal Charge-off Rate for Retained Principal Receivables exceeds [***] over the Testing Period as a whole, the Reserve Balance shall not reduce to [***] at the end of the Testing Period and shall continue to equal [***] of outstanding Retained Principal Receivables consistent with the foregoing paragraph (a).

(c)      Security Interest. As collateral security for the payment and performance in full of each of Prosper’s obligations set forth in Section 7.4(a)-(b) (the “Secured Obligations”), Prosper hereby pledges and grants to Coastal a present and continuing first priority lien on and position security interest in and to all of the right, title and interest of Prosper in the following property, wherever located, and whether now existing or hereafter arising or as acquired from time to time (collectively, the “Collateral”) (i) the Reserve Account and any successor deposit account (as defined in the Uniform Commercial Code) thereto, (ii) all contract rights, claims, and privileges in respect of the Reserve Account, (iii) all cash, money, certificates, interest, dividends, accounts, deposits, instruments, documents, credits, investments, claims, contract rights, chattel paper (whether tangible or electronic), money market certificates, repurchase agreements, savings instruments, securities, securities entitlements, investment property, commercial paper, letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, general intangibles and other property at any time and from time to time now or hereafter in the Reserve Account, (iv) all other items of value paid, deposited, credited or held at any time and from time to time now or hereafter to or in the Reserve Account, or otherwise in the possession or under the control of, or in transit to, Coastal for deposit or credit to the Reserve Account, which is not under dispute in accordance with Section 7.4(a), (v) all property received, receivable or otherwise distributed in respect of, in substitution or in exchange for, or in replacement of the foregoing, and all supporting obligations, (vi) all books and records relating to the foregoing, and (vii) all proceeds and products of the foregoing. Prosper hereby acknowledges and agrees that (A) it does not and shall not object to or contest Coastal’s first priority security interest in the Reserve Account or any other Collateral, and (B) it shall not sell, offer to sell, dispose of, convey, assign or otherwise transfer, or grant any option with respect to, restrict, or grant, create, permit or suffer to exist any lien or security interest on the Reserve Account, any of the funds to be deposited therein (which are not under dispute in accordance with Section 7.4(a)), any or any of the other Collateral (other than any transfer to, or option granted to, or any lien or security interest in favor of Coastal), except in the case of withdrawing or transferring any amounts in the Reserve Account in excess of the minimum balance requirement for the Reserve Account as set forth in this Section and with respect to any excess amounts in connection with the termination or expiration of this Agreement and the Program. Unless otherwise specified, all terms used in this Section  7.4(c) (whether or not capitalized) that are defined in the Uniform Commercial Code and not defined in this Agreement have the meanings specified in the Uniform Commercial Code; however, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article of the Uniform Commercial Code, the term has the meaning specified in Article 9. Notwithstanding anything to the contrary, Coastal may only exercise any rights hereunder or the rights and remedies of a secured party under the UCC of any applicable jurisdiction, including the right to take possession of the Collateral, in the event of an existing and continuing Event of Default (subject to any cure periods, mechanisms for disputed amounts or other additional timeframes) in connection with the Secured Obligation.

36

Section 7.5.           True-Ups. On a regular basis, the Parties shall mutually cooperate to perform any true-ups necessary to adjust payments actually made to reflect payments due to each Party under the terms of this Agreement, and Prosper may withdraw funds from the Reserve Account in excess of the Reserve Balance at the end of each week as set forth in Section 7.4(a)-(b).

Article 8
Representations of Coastal

Coastal represents and warrants as follows:

Section 8.1.            Organization, Good-Standing and Conduct of Business. Coastal is a bank, within the meaning of Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, duly organized, validly existing and in good standing under the laws of the state of Washington, and has full power and authority and all necessary and/or applicable governmental and regulatory authorizations and licenses to own its properties and assets, to carry on as an insured depository institution and to carry on its business as it is presently being conducted.

Section 8.2.            Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Coastal are required or necessary to authorize this Agreement.

Section 8.3.            Coastal Content. Coastal is the owner, licensor or licensee of the Coastal Content, including the Coastal Marks set forth on Schedule 5.1 and all systems, services (including Coastal Services), software and hardware that Coastal may provide to, or use to provide services to, Prosper or a Customer in connection with the Program (the Coastal Content and such other materials, collectively, the “Coastal Materials”), and Prosper has the legal right, power and authority to use or permit the use of such Coastal Materials as contemplated by this Agreement without violation of any Applicable Law, Network Rules or infringement of any rights, including intellectual property rights, of any Person.

37

Section 8.4.           Binding Effect. When executed, this Agreement shall constitute a valid and legally binding obligation of Coastal, enforceable against Coastal in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally and (ii) general principles of equity.

Section 8.5.          Non-Contravention and Defaults; No Liens. Neither Coastal’s execution or delivery of this Agreement, nor Coastal’s fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Coastal is a party or by which it may be bound, (ii) violate any provision of any Applicable Law or Network Rules, (iii) result in the creation or imposition of any material lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Coastal, or (iv) violate any provisions of Coastal’s Articles of Incorporation or Bylaws.

Section 8.6.            Necessary Approval. No consent of any Person and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration is required from any Governmental Body in connection with the execution or delivery of this Agreement by Coastal, the validity or enforceability of this Agreement against Coastal, or the performance by Coastal of Coastal’s obligations hereunder.

Section 8.7.            Liabilities and Litigation. As of the Prior Effective Date, there are no claims, actions, suits or proceedings pending or, to Coastal’s knowledge, threatened against Coastal, or to its knowledge affecting Coastal, at law or in equity, before or by any Governmental Body, an adverse determination of which could have a material adverse effect on the business of Coastal or the Program, and Coastal knows of no basis for any of the foregoing. As of the Prior Effective Date, there is no Order of any Governmental Body affecting Coastal or to which Coastal is subject.

Section 8.8.           Depository Institution. Coastal has the authority to accept insured deposits, and is an FDIC-insured state-chartered depository institution for the purposes of Section 521 of the Depository Institutions Deregulation and Monetary Control Act of 1980, 12 U.S.C. § 1831(d), and has the full power and authority to make the extensions of credit contemplated by this Agreement in accordance with their terms to Cardholders in United States, its territories and the District of Columbia;

Section 8.9.             Network Member. Coastal is and will continue throughout the Term to be a duly registered principal member in good standing of each Network and, as such, has full authority under the by-laws and other membership and operating rules of such Network to issue the Cards, use and display (and permit Prosper to use and display in accordance with this Agreement and the rules of the Coastal) each Network’s trademarks and otherwise perform its obligations under this Agreement. Coastal has established a sponsored, dedicated ICA/BIN number for Prosper with each applicable Network. Coastal maintains an agreement with each Network providing for a reasonable transition period in the event that Coastal is no longer a principal member in good standing of the applicable Network.

38

Section 8.10.          Capital Requirements. Coastal is in full compliance with applicable minimum capital requirements prescribed by the FDIC and any other Governmental Body having jurisdiction over Coastal, and Coastal meets the requirements to be considered “well capitalized” as defined in the Federal Deposit Insurance Act and applicable regulations promulgated thereunder.

Section 8.11.          Continuing Accuracy. Except where expressly stated otherwise, the warranties made by Coastal in this Agreement shall continue to be accurate and shall remain in full force and effect throughout the Term.

Article 9
Representations of Prosper

Prosper represents and warrants as follows as of the date hereof:

Section 9.1.           Organization, Good-Standing and Conduct of Business. Prosper is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its properties and assets and to carry on its business as it is presently being conducted.

Section 9.2.           Prosper Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Prosper are required or necessary to authorize this Agreement.

Section 9.3.            Prosper Content. Prosper or its Affiliate, as applicable, is the owner, licensor and licensee of the Prosper Content, including the Prosper Marks set forth on Schedule 5.2 and all systems, services (including Application Services), software and hardware that Prosper may provide to, or use to provide services to, Coastal or a Customer in connection with the Program (the Prosper Content and such other materials, collectively, the “Prosper Materials”), and Prosper has the legal right, power and authority to use or permit the use of such Prosper Content as contemplated by this Agreement without violation of any Applicable Law or Network Rules or infringement of any rights, including intellectual property rights, of any Person.

Section 9.4.            Binding Effect. When executed, this Agreement shall constitute a valid and legally binding obligation of Prosper, enforceable against Prosper in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors or the relief of debtors generally and (ii) general principles of equity.

Section 9.5.            Good Standing. Except as previously disclosed, Prosper has not been subject to the following:

(a)       Criminal conviction (except minor petty offenses) in the United States of America or in any foreign country;

(b)      Federal or state tax lien or any foreign tax lien;

39

(c)      An Order, not subsequently reversed, suspended or vacated, by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade Commission, federal or state bank regulatory or any other Governmental Body in the United States or in any other country relating to an alleged violation of any federal or state securities law or regulation or any law or regulation respecting financial institutions; or

(d)      Restraining Order in any proceeding or lawsuit, alleging fraud or deceptive practices on the part of Prosper or any executive officer.

Section 9.6.            Financial Statements. Prosper has filed financial statements with the SEC.

Section 9.7.            Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement by Prosper, nor Prosper’s fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which Prosper is a party or by which it may be bound, (ii) violate any provision of any Applicable Law or Network Rules, (iii) result in the creation or imposition of any material lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Prosper, or (iv) violate any provisions of Prosper’s Certificate of Organization or Bylaws Agreement.

Section 9.8.            Necessary Approvals. No consent of any Person (including any stockholder or creditor of Prosper) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any Governmental Body not obtained is required in connection with the execution or delivery of this Agreement by Prosper, the validity or enforceability of this Agreement against Prosper or the performance by Prosper of its obligations hereunder.

Section 9.9.            Liabilities and Litigation. As of the Prior Effective Date, there are no claims, actions, suits or proceedings pending or, to Prosper’s knowledge, threatened against Prosper, or to its knowledge affecting Prosper, at law or in equity, before or by any Governmental Body, which would reasonably be expected to have a material adverse effect on the business of Prosper or the Program, and Prosper knows of no basis for any of the foregoing. As of the Prior Effective Date, there is no Order of any Governmental Body affecting Prosper or to which Prosper is subject.

Section 9.10.          Continuing Accuracy. Except where expressly stated otherwise, the warranties made by Prosper in this Agreement shall continue to be accurate and shall remain in full force and effect throughout the Term.

40

Article 10
Regulatory Approvals

Section 10.1.           Regulatory Approvals. Prior to enrolling any Customers in the Program, the Parties shall have received all necessary regulatory approvals. Notwithstanding anything to the contrary herein, in no event shall this Agreement be construed to require either Party to take, or impose any liability on either Party as a result of its failure to take, any action which is not permissible under Applicable Law or Network Rules. The consummation of any transaction contemplated herein shall constitute a representation by each Party to the other that all regulatory approvals necessary for that particular transaction have been received.

Section 10.2.          Expense of Regulatory Approvals; Cooperation. Each Party shall be responsible for obtaining and paying for any regulatory approvals it requires related to its consummation of the activities contemplated herein. Each Party shall obtain all regulatory approvals and shall cooperate with the other Party in order to facilitate the procurement of all regulatory approvals.

Article 11
Term and Termination

Section 11.1.         Term.      The initial term of this Agreement shall be a period that commences on the Launch Date and ends on the fifth (5th) anniversary of the Launch Date, and thereafter this Agreement shall renew automatically additional twelve (12) month terms (collectively, the “Term”) unless terminated as provided herein.

Section 11.2.         Termination. This Agreement may be terminated as follows:

(a)      at any time upon the mutual written consent of the Parties;

(b)      by either Party, with or without cause, at the end of the initial term or at the end of any subsequent renewal term, provided, that the terminating Party provides no less than [***] advance written notice to the other Party;

(c)       by either Party, upon [***] written notice to the other Party, in the event of an Event of Default by the other Party, subject to any cure period set forth in Section 11.5;

(d)      by either Party pursuant to Section 2.1(c) or (d);

(e)       by either Party immediately upon written notice to the other Party upon the other Party (i) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (iii) making a general assignment for the benefit of creditors or (iv) taking formal action for the purpose of effecting any of the foregoing;

(f)        by either Party immediately upon written notice to the other Party upon the commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (i) relief in respect of the other Party or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii)  the appointment of a receiver (including the FDIC), trustee, custodian, sequestrator or similar official for the other Party or for a substantial part of its property or assets or (iii) the winding up or liquidation, of the other Party, in any case, if such proceeding or petition shall continue un-dismissed for thirty (30) days or an Order approving or ordering any of the foregoing shall be entered;

41

(g)       by Prosper upon [***] written notice to Coastal, if as a condition precedent to Prosper or another related entity becoming, being acquired by or acquiring a federally insured depository institution, as set forth in a final order issued by the applicable federal banking agency or is mandated in any corresponding agreement, is required to terminate this Agreement, and such written notice shall attach a copy of such final order or agreement;

(h)       by Prosper upon [***] written notice to Coastal, if Prosper becomes or acquires a federally insured depository institution or in the event of a Prosper Change in Control;

(i)       by Coastal, upon [***] prior written notice to Prosper, if there is a Prosper Change in Control that, upon consummation of such Prosper Change in Control and as a direct result of such Prosper Change in Control, (i) causes Coastal to materially violate Applicable Law (subject to Section 2.1) or (ii) would likely result in Prosper failing to maintain a financial condition sufficient to support a material obligation as set forth herein; provided, further, any such written notice of termination must be sent no later than [***] following notification by Prosper to Coastal of the Change in Control, or Coastal’s right to terminate under this provision shall lapse;

(j)       by Prosper upon [***] written notice to Coastal, for any reason, conditioned on the payment of the Termination Fee, subject to Section 11.3(c);

(k)      by either Party pursuant to Section 12.15 in the event of a continued Force Majeure Event of the other Party; or

(l)       by Coastal, [***] upon written notice to Prosper if Prosper fails to comply with [***].

Section 11.3.          Effect of Termination.

(a)      In the event that this Agreement is validly terminated as provided herein, then, except as otherwise provided in this Agreement, subject to Section 11.4, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination. Notwithstanding the foregoing, the terms of this Agreement that would by their nature survive the termination of this Agreement (including, but not limited to, Section 4.11 (Program Audit and Examination Rights) (until the later of (a) expiration of the Transition period, or (b) the instance that Receivables are no longer held by Coastal on its balance sheet following termination of the Program, except as otherwise necessary for Coastal to exercise its rights under Section 4.11 to comply with Applicable Law or in response to a request from a Governmental Body), this Section 11.3 (Effect of Termination), Section 11.4 (Post-Termination Transition and Wind-Down) and Article 12 (General Provisions)) shall survive the termination of this Agreement and be enforceable under this Agreement. The termination of this Agreement shall not terminate, affect, or impair any rights, obligations, rights or liabilities of any Party that accrue prior to termination or with respect to the Program occurring or arising prior to termination.

42

(b)      Upon termination, each of Coastal and Prosper shall retain all records and documentation related to all Customers, Customer Accounts and Cards in a form that is reasonably retrievable for a period required by Applicable Law or Network Rules. The Parties agree to cooperate with one another to make such records and documentation available as may be required to comply with Applicable Law or Network Rules or to respond to Customer inquiries, legal requests (such as a subpoena), audits or regulatory examination requests.

(c)       In the event that this Agreement is terminated by Coastal pursuant to Section 11.2(c) or (i), or by Prosper pursuant to Section 11.2(j), prior to the third anniversary of the Prior Effective Date, Prosper shall pay Coastal a termination fee (“Termination Fee”) in a lump sum within [***] following termination of this Agreement in an amount equal to [***]. Notwithstanding anything to the contrary, Prosper shall not be obligated to pay any Termination Fee if it terminates this Agreement in accordance with the terms set forth herein prior to the Launch Date. For the avoidance of doubt, Termination Fee shall exclude any amounts paid by Prosper to Coastal for the purchase of receivables related to the Program.

Section 11.4.        Post-Termination Transition and Wind-Down.

(a)       In the event this Agreement is terminated, Prosper may elect to (i) transition the Program in accordance with Applicable Law and Network Rules to another insured depository institution or issuer or (ii) wind down the Program. In such event, Prosper shall provide written notice to Coastal of its election to transition or wind down the Program no later than thirty (30)days after termination of this Agreement. The Parties agree to cooperate in good faith to wind down or transition the Program (in accordance with any notice of election provided by Prosper) in a commercially reasonable manner as soon as reasonably possible to provide for a smooth and orderly transition or wind-down. The Parties will continue to operate the Program in accordance with the terms of this Agreement for a period up to one hundred eighty (180) days after the effective date of termination, or such other period as mutually agreed to in writing by authorized representatives of each Party, in order to smoothly transition or wind down all activities under this Agreement (“Transition Period”). Termination of this Agreement shall not relieve any obligations of the Parties, including the corresponding payment obligations under this Agreement, during the Transition Period.

43

(b)       Upon the termination or expiration of this Agreement in accordance with or as set forth in Sections 11.2 and 11.3 or as otherwise set forth in this Agreement, including Section 2.1(d) and a determination by Prosper that Customer Accounts will be transitioned to another insured depository institution, Coastal’s obligations during the Transition Period or any transition will include, without limitation in good faith: (i) taking all required regulatory steps necessary to cause the transfer of all Customer Accounts at Coastal to another federally insured financial institution designated by Prosper, which institution shall assume responsibility for all obligations and liabilities in connection with such Customer Accounts which arise after transfer to such successor bank (such institution, a “Successor Bank”), including settlement of transactions with the appropriate Network(s), (ii) making any and all regulatory filings necessary to effect the transition of its undertakings in connection with this Agreement to such Successor Bank (excluding those filings and approvals required to be made by Successor Bank), (iii) assigning all of Coastal’s rights, duties and obligations with respect to the Program pursuant to this Agreement, and Coastal’s relationship with each Customer to such Successor Bank, (iv) making all filings and taking all other actions necessary for Coastal to transfer the related ICAs/BINs to such Successor Bank, (v) executing and delivering, if necessary or appropriate, transfer agreement containing terms and conditions generally consistent with banking industry practice for the transfer of Customer Accounts between institutions and (vi) executing such other documents as may reasonably necessary for Coastal to perform its obligations under this Section 11.4(b). Coastal’s obligations described above will be completed as soon as reasonably practicable after Prosper provides notice of its election to transition the Customer Accounts to a Successor Bank.

(c)      In the event Prosper provides notice of its election to wind down the Program, the Parties agree to use the following process or such other similar processes that are mutually agreed by Coastal and Prosper at such time:

(i)            As soon as reasonably practicable after delivery of Prosper’s notice of election, Prosper will provide to Coastal in writing a proposed wind down plan, including a proposed timeline, which shall designate a schedule of dates as of which the Program will be wound down. Coastal and Prosper shall meet promptly thereafter (which meeting may occur telephonically) to finalize a mutually-agreed wind down plan. Such plan shall be agreed and implemented to completion within the Transition Period; and

(ii)            Coastal and Prosper shall continue to be bound by, and comply with, the terms of this Agreement and perform all of their obligations hereunder during the Transition Period until (x) such time as all Customer Accounts and Cards expire or are canceled pursuant to, and consistent with, the Card Agreement, or (y) such earlier date, as permitted by Applicable Law, as mutually agreed by Coastal and Prosper in writing.

(d)      In the event (i) Prosper fails to provide timely and effective notice of its intention to terminate or wind down the Program, or (ii) Prosper fails to complete the assignment of the Customer Accounts to a Successor Bank within the Transition Period, the Parties will work together to wind down the Program in accordance with Applicable Law and Network Rules.

44

(e)      In the event that Prosper substantially ceases operations prior to (i) transitioning the Program in accordance with Applicable Law and Network Rules to another insured depository institution or (ii) winding down the Program, Prosper agrees to continue to cooperate with Coastal and any Governmental Body to facilitate the assumption of Customer Accounts by Coastal (at which time such accounts would cease to be Customer Accounts governed by this Agreement). In addition, Prosper shall direct any Service Provider that maintains the records required pursuant to Section 4.10 that are necessary for Coastal to perform its obligations hereunder, and for which it does not independently have access, to provide such records to Coastal upon the cessation of operations of Prosper, subject only to the payment of the reasonable direct out-of-pocket expenses of such Service Provider. Payment to the Service Provider shall be made by the party who is first in default, and if neither party is in default, then by the party who terminated this Agreement. For the avoidance of doubt, Prosper shall not have to (nor shall it be obligated to require any Service Provider to) deliver any such records following any Transition Period.

(f)       The Parties shall be responsible for their own costs and expenses with respect to the performance of their respective obligations hereunder in connection with any transition or wind down.

Section 11.5.          Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)      A Party shall fail to make a payment of any material amount due and payable pursuant to this Agreement, except for amounts disputed in good faith, and such failure shall remain unremedied for a period of [***] after the other Party shall have given written notice thereof, provided that for an amount to be excluded from the above as disputed in good faith, the Party disputing such amount must: (i) provide prompt (but in any event, within [***] after the amount becomes due) notice of such dispute; (ii) include in such notice, a reasonably detailed explanation of the reason(s) why such amount is disputed; (iii) work cooperatively, expeditiously and in good faith with the other Party to resolve any such dispute; and (iv) if such dispute is not resolved within [***] of delivery of the notice required by (i) above, post a bond or deposit into an escrow account the disputed amount on terms reasonably satisfactory to the Parties.

(b)      A Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement, and (i) such failure shall remain unremedied for a period of [***] after the other Party shall have given written notice thereof, and (ii) such failure shall either have a material and adverse effect on the Program or (with respect to Coastal) Coastal’s Marks or (with respect to Prosper) Prosper Materials licensed or sub-licensed hereunder, materially diminish the economic value of the Program to the other Party or otherwise have a material and adverse effect on the other Party.

(c)     Any representation or warranty contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within [***] after the other Party shall have given written notice thereof, and (ii) such failure shall either have a material and adverse effect on the Program, materially diminish the economic value of the Program to the other Party or otherwise have a material and adverse effect on the other Party.

45

(d)     Coastal fails to perform, satisfy or comply with any Applicable Law or Network Rules and such failure shall either have a material and adverse effect on the Program or Prosper Materials, materially diminish the economic value of the Program to Prosper or otherwise have a material and adverse effect on Prosper.

(e)      Prosper fails to perform, satisfy or comply with any Applicable Law and such failure shall either have a material and adverse effect on the Program or Coastal’s Marks licensed hereunder, materially diminish the economic value of the Program to Coastal or otherwise have a material and adverse effect on Coastal.

Article 12
General Provisions

Section 12.1.           Indemnification.

(a)      Prosper covenants and agrees to indemnify and hold harmless Coastal, its parent, subsidiaries or Affiliates, and their respective officers, directors, agents, employees and permitted assigns, against any and all Losses arising out of any lawsuit, action, claim, demand, administrative action, arbitration or other legal proceeding brought or asserted against Coastal by a third party arising and resulting from (in each case, for clarity, notwithstanding [***]): (i) any breach of representation or warranty made by Prosper in this Agreement (including, for the avoidance of doubt, any such breach caused by any Service Provider of Prosper with respect to the Program); (ii) Prosper’s failure to fulfill a covenant or obligation of this Agreement (including its responsibilities set forth in Exhibit B and any such breach caused by any Service Provider of Prosper with respect to the Program and Prosper’s obligations set forth in Section 2.1(b) with respect to Exhibit C); (iii) any act or omission of Prosper or its Service Providers which violates or does not comply with Applicable Law; (iv) Prosper’s negligence, recklessness, fraud or willful misconduct (including acts or omissions) relating to the Program; (v) any Customer claims or regulatory actions of a Governmental Body arising from the action or operations of Prosper or its Service Providers (including, but not limited to, Customer claims arising from Prosper’s role as servicer as set forth in Section 4.2, the Website, any Application, charges to Customers proposed by Prosper, Marketing Materials and other Customer-facing materials developed specifically for the Program that are used in the Program); (vi) Prosper’s failure to pay amounts due herein, including Fraud Losses as set forth in Schedule 6.2, to the extent such amounts are not otherwise reimbursed or paid by Prosper to Coastal; (vii) an Information Security Incident suffered by Prosper or its systems, or employees, agents, contractors, or service providers; or (viii) demands, claims or actions by any Person based on allegations that the Prosper Materials or Coastal’s use thereof in accordance with this Agreement infringes on the intellectual property rights of any Person (other than Coastal or its Affiliates), unless such infringement (or any allegation, claim, action or demand of such infringement) is caused by Coastal’s (x) combination of Prosper Materials with any other intellectual property of any other party, (y) modification of Prosper Materials or (z) use of Prosper Materials in violation of the terms of this Agreement or written instruction of Prosper; provided, that this provision shall not apply to a third-party claim that arises out of (i) an act of fraud, embezzlement or criminal activity by Coastal or its representatives, or (ii) negligence or willful misconduct by Coastal or its representatives or (iii) the failure of Coastal or its representatives to comply with, or to perform its obligations under, this Agreement.

46

(b)      Coastal covenants and agrees to indemnify and hold harmless Prosper and its parent, subsidiaries or Affiliates, and their respective officers, directors, agents, employees and permitted assigns, against any and all Losses arising out of any lawsuit, action, claim, demand, administrative action, arbitration or other legal proceeding brought or asserted against Prosper by a third party arising and resulting from: (i) any breach of representation or warranty made by Coastal in this Agreement (including, for the avoidance of doubt, any such breach caused by any service provider of Coastal); (ii) any act or omission of Coastal or its Service Providers which violates or does not comply with Applicable Law; (iii) Coastal’s failure to fulfill a covenant or obligation of this Agreement (including its responsibilities set forth in Exhibit B); (iv) Coastal’s negligence, recklessness, fraud or willful misconduct (including acts or omissions) relating to the Program; (v) [***]; (vi) [***]; (vii) demands, claims or actions by any Person based on allegations that the Coastal Materials or Prosper’s use thereof in accordance with this Agreement infringes on the intellectual property rights of any Person (other than Prosper or its Affiliates), unless such infringement (or any allegation, claim, action or demand of such infringement) is caused by Prosper’s (x) combination of Coastal Materials with any other intellectual property of any other party, (y) modification of Coastal Materials, or (z) use of Coastal Materials in violation of the terms of this Agreement or written instruction of Coastal; or (viii) Information Security Incident suffered by Coastal or its systems, or employees, agents, contractors, or service providers; provided, that this provision shall not apply to a third-party claim that arises out of (i) an act of fraud, embezzlement or criminal activity by Prosper or its representatives; (ii) negligence, willful misconduct or bad faith by Prosper or its representatives; (iii) the failure of Prosper or its representatives to comply with, or to perform its obligations under, this Agreement Prosper; or (iv) [***] of certain activities under the Program, except for claims arising from a Governmental Body due to [***].

(c)       If any action, claim or demand is asserted against any Person entitled to indemnification under this Section 12.1 (each, an “Indemnified Party”) by any Person who is not a Party in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) above, written notice of such action, claim or demand shall promptly be given to the Party (the “Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) days of its receipt of the notice of the action, claim or demand, to assume the entire control of the defense or settlement of the action, claim or demand (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), unless (i) the Indemnifying Party has not employed counsel to take charge of the defense within ten (10) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases to vigorously defend such action, claim or demand, or (ii) the action (including any inquiry, investigation or enforcement action), claim or demand is undertaken by a Governmental Body with jurisdiction over the Indemnified Party and the Indemnifying Party is not permitted by Applicable Law or Order to assume control of the defense or settlement of such action, claim or demand. The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (x) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages in which the Indemnified Party does not admit any liability with respect to such claim, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (y) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000) in which the Indemnified Party does not admit any liability with respect to such claim, but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

47

(d)      The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action. Any damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. If the Indemnifying Party makes any payment on any third-party claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such third-party claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such third-party claim.

(e)       If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Section 12.1 may be sought, such failure shall only limit the liability of the Indemnifying Party to the extent the Indemnifying Party was materially prejudiced by such failure to give prompt notice.

(f)       This Section 12.1 shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any Party might otherwise have at law or in equity.

Section 12.2.          Liability. IN THIS SECTION 12.2, “LIABILITY” MEANS ANY LIABILITY, WHETHER UNDER CONTRACT, TORT OR OTHERWISE, INCLUDING FOR NEGLIGENCE. LIABILITY INCLUDES ALL AMOUNTS A PARTY INCURS TO FULFILL SECTION 12.1 (INDEMNIFICATION).

(a)       SUBJECT TO SECTION 12.2(b):

(i)             NEITHER PARTY SHALL HAVE LIABILITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, EVEN IF SUCH PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT; AND

(ii)            EXCEPT AS STATED IN SUBSECTION (b), EACH PARTY’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIMITED TO [***].

(b)      NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS EITHER PARTY’S LIABILITY FOR MATTERS FOR WHICH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW, FOR FRAUD BY EITHER PARTY OR FRAUDULENT MISREPRESENTATION BY EITHER PARTY, OR FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE OR THE NEGLIGENCE OF ITS EMPLOYEES OR AGENTS. NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS A PARTY’S LIABILITY:

(i)             FOR [***] OR [***]; OR

(ii)            UNDER SECTION 12.1 (INDEMNIFICATION).

Section 12.3.          Disclaimers of Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES SPECIFICALLY DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.

Section 12.4.          Confidentiality and Non-Use.

(a)      Each Party shall, and shall cause its controlled Affiliates, employees and agents to, hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by Applicable Law, all Confidential Information of the other Party and not disclose the same to any Person, except as otherwise provided herein. Except as explicitly provided in this Agreement, a Party’s Confidential Information shall be used by the other Party only for the purpose of and in connection with the performance of obligations under this Agreement and not for any other purpose. Each Party shall protect Confidential Information from unauthorized use and disclosure with at least the same degree of care that it utilizes with respect to its own similar proprietary information, but in no event less than a reasonable standard of care. The obligation to maintain confidentiality does not apply to information (other than Customer Information): (i) ascertainable or obtained from public or published information, (ii) disclosed to one of the parties by a third party without any obligation of confidentiality, (iii) which is or becomes known to the public (other than through a breach of an obligation of confidentiality), (iv) of which the recipient was in possession prior to disclosure thereof in connection herewith or (v) which was independently developed by the recipient without the benefit of Confidential Information.

48

(b)      Nothing herein shall be interpreted as preventing or impairing either Party from disclosing any information (i) pursuant to a subpoena or court order, (ii) pursuant to judicial or governmental process issued by a Governmental Body, (iii) required by any Governmental Body in connection with an examination of such Party or (iv) as otherwise deemed necessary by the legal counsel of either Party, in its reasonable and good faith determination, in order to comply with Applicable Law (including, but not limited to, any SEC obligations applicable to Prosper); provided, that with respect to disclosure described in clause (i) or (ii), (x) such disclosure shall be limited to the minimum acceptable level of disclosure; (y) the disclosing Party, unless prohibited by Applicable Law, shall notify the other Party of the imminent disclosure as soon as is practicable; and (z) the disclosing Party shall cooperate, at the sole cost and expense of the other Party, with the other Party’s efforts to minimize or prevent such disclosure.

(c)       Each Party acknowledges that its breach of this Section 12.4 shall cause the other Party irreparable injury for which monetary damages will not make the other Party whole. Accordingly, in addition to all other available remedies, each Party shall be entitled to seek equitable or injunctive relief as and where it deems fit in the event of an actual, attempted or threatened breach of any obligation of the other Party (including its contractors and agents) under this Section 12.4, without the need to prove a likelihood of irreparable injury or to post a bond or security in connection with seeking such relief.

(d)      Each Party shall: (i) limit access to the other Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program; and (ii) ensure that any Person with access to the other Party’s Confidential Information agrees to be bound by provisions at least as restrictive as this Section 12.4 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential. The disclosing Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, employees, authorized agents, vendors, consultants, service providers and subcontractors.

Section 12.5.         Arbitration. Any dispute arising under this Agreement that has not been resolved in good faith in accordance with the procedures in Section 4.17 hereof (a “Dispute”) shall be referred to and resolved by arbitration in accordance with the following guidelines:

(a)      Arbitration Rules. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be before one to three arbitrators, as set forth below. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, unless the Parties agree upon expedited or streamlined rules and/or procedures available through JAMS. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

49

(b)     Arbitrators. An arbitrator shall be selected by mutual agreement of the Parties. If the Parties are unable to agree upon an arbitrator, then either Party may request that JAMS select an arbitrator, and such arbitrator shall hear the Dispute in accordance with the Rules.

(c)     Panel. For Disputes amounting to $1,000,000 or more, a panel of three arbitrators shall be selected to hear the Dispute. In such case, each Party shall select one arbitrator who shall be independent and unaffiliated with such Party, and the two arbitrators shall then select the third arbitrator. If the two arbitrators are unable to agree upon the third arbitrator, then JAMS shall select the third arbitrator.

(d)     Knowledge of Arbitrators. All arbitrators, whether a single arbitrator or a panel of arbitrators, shall be knowledgeable about financial services and/or information technology transactions.

(e)       Seat. The seat of the arbitration shall be where the defendant or respondent is located.

(f)       No Appeal. Any award rendered pursuant to arbitration under this Section shall be final, conclusive and binding upon the Parties (except for appeals solely to correct computation or clerical errors), and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(g)     Costs. Each Party shall bear its own fees, costs and expenses of the arbitration, and its own legal expenses, attorneys’ fees and costs of all experts and witnesses, provided, however, that the arbitrators may award arbitration costs, including legal, auditing and other fees, to the prevailing Party in the arbitration proceeding if the arbitrators determine that such an award is appropriate.

Section 12.6.         Relationship of Parties. Except to the extent specifically provided herein or as hereafter agreed in writing by the Parties, nothing in this Agreement shall be construed to create any relationship between the Parties or their respective agents and employees other than one of independent contractors, and the Parties shall take such action as may be reasonably necessary to ensure such treatment.

Section 12.7.          Entire Agreement. This Agreement amends and restates the Prior Agreement in its entirety and supersedes the Prior Agreement in all respects. All obligations of the Parties under the Prior Agreement are not extinguished based on the amendment and restatement of the Prior Agreement and remain outstanding under the terms hereof. This Agreement and any attachments, schedules, or exhibits hereto set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any kind and every nature between them.

50

Section 12.8.         Successors and Assigns; Subcontractors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, no such consent shall be required in connection with a business combination transaction by either Party (whether by merger, sale of assets, sale of stock or other mechanism) but, in such case, notice of such assignment shall be provided by such Party to the other Party at least [***] prior to the effective date of the assignment. Any assignment in contravention of this Section 12.8 shall be null and void. Notwithstanding the foregoing, but subject to Section 4.7, nothing in this Agreement shall prohibit either Party from engaging a subcontractor to perform certain of its obligations hereunder, provided that any subcontracting Party shall (i) remain liable for all activities of its subcontractor hereunder and (ii) remain subject to any other obligations imposed upon such subcontracting Party pursuant to this Agreement and Applicable Law.

Section 12.9.         Governing Law. This Agreement shall be governed by the internal laws, and not by the laws regarding choice of laws, of the State of Washington applicable to contracts made and performed in such State.

Section 12.10.       Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by an authorized representative on behalf of each of the Parties. Any term, provision or condition of this Agreement (other than that required by law) may be waived in writing at any time by the Party which is entitled to the benefits thereof.

Section 12.11.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any PDF e-mailed version of an executed counterpart shall be deemed an original.

Section 12.12.       Construction. The Parties acknowledge that representations, acknowledgements or covenants expressly made herein by one or more Parties to this Agreement are being made only by the Parties stated herein as making such representations, acknowledgements or covenants, and no other Party shall be deemed to guarantee accuracy or performance of such provisions, unless such is expressly stated. The headings and captions contained in this Agreement will not be considered to be a part of this Agreement for purposes of interpreting or applying this Agreement, but are for convenience only. References to Articles, Sections and Exhibits are to be construed as references to Articles or Sections of, or Exhibits to, this Agreement. Unless otherwise indicated, terms such as “hereof,” “herein” and “hereunder” shall refer to this entire Agreement. The words “include,” “includes” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.”

Section 12.13.        Notices; Approvals. Any notice to be given hereunder to the other Party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (i) delivered personally, (ii) sent by express delivery service, registered or certified mail, postage prepaid, return receipt requested or (iii) sent by email, as follows:

If to:                                         Prosper Marketplace, Inc.

221 Main Street, Suite 300

San Francisco, CA 94105

Attention: General Counsel

Email: [***]

If to Coastal:                          [***]
[***]
Coastal Community Bank
5415 Evergreen Way
Everett, WA 98203
Email: [***]

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date the email is sent if sent in such manner and on the date of actual receipt by the addressee if delivered in any other manner. Notwithstanding anything to the contrary, any approvals required of Coastal in connection with the Program credit policy, Marketing Materials, the Website, any Application or any other items mutually agreed upon by the Parties in writing may be provided by email to any address designated by the respective Party.

Section 12.14.        Severability. In the event that any part of this Agreement is deemed by a court, Governmental Body or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

51

Section 12.15.       Force Majeure. Upon notice by the non-performing Party to the other Party, non-performance under this Agreement (other than the payment of money) shall not be considered in default to the extent the non-performing Party is unable to fulfill its obligations as a result of acts of God, civil disorder, pandemic or epidemic, fire, explosion, flood, war, riot, sabotage, accident, employee sickness or other cause (other than a change in Applicable Law or Network Rules, or the other Party’s actions as permitted under this Agreement) (“Force Majeure Event”) beyond the non-performing Party’s control; provided, that (a) the non-performing Party is without fault in causing or failing to prevent the Force Majeure Event; (b) the Force Majeure Event could not have been avoided by reasonable precautions and cannot be circumvented through the use of commercially reasonable alternative sources, workaround plans or other means; and (c) the non-performing Party continuously uses commercial reasonable efforts to perform whenever and to whatever extent is reasonably possible. This Section 12.15 shall not excuse payments earned under Section 6. The non-performing Party will notify the other Party promptly when the Force Majeure Event has abated. Upon discontinuance of the Force Majeure Event, the non-performing Party shall promptly cure any non-performance that would have been a default under this Agreement but for this Section 12.15. Notwithstanding the foregoing, if the Force Majeure Event continues for a period of more than thirty (30) days, either Party shall have the right to terminate this Agreement without penalty or the payment of a minimum amount.

Section  12.16        Additional Modifications. Upon a Party’s request at any time prior to the Launch Date, and at least once prior to the Launch Date, the Parties shall meet in good faith to discuss modifications to this Agreement that are necessary or prudent to reflect the Parties’ then current agreement of the Program terms and operations, including Schedules 2.1(d), 4.7 and 7.3 and Exhibits B and C, and prior to the Launch Date, the Parties shall enter into any amendments required to effectuate any mutually agreed upon modifications.

[End of Page – Signature Page Follows]

52

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Coastal Community Bank

By:	/s/ Michael Culp
Name:	Michael Culp
Its:	Chief Revenue Officer

prosper marketplace, inc.

By:	/s/ Usama Ashraf
Name:	Usama Ashraf
Its:	Chief Financial Officer and President